CALCULATION OF REGISTRATION FEE(1)

Title of Each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee(3)
Common Stock, $0.01 par value per share	12,650,000.00	$12.00	$151,800,000.00	$20,706.00

(1)	This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement on Form S-3 of Ashford Hospitality Trust, Inc. (File No. 333-181499) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933.
(2)	Includes 1,650,000 shares of Common Stock, par value $0.01 per share, that may be purchased by the underwriters upon exercise of the underwriters’ option to purchase additional shares.
(3)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-181499

PROSPECTUS SUPPLEMENT

(To Prospectus Dated May 17, 2012)

11,000,000 Shares

Common Stock

Ashford Hospitality Trust, Inc. is offering 11,000,000 shares of our common stock, $0.01 par value per share, by this prospectus supplement and the accompanying prospectus.

Our common stock is subject to certain restrictions on ownership designed to preserve our qualification as a real estate investment trust for federal income tax purposes. See “Description of our Capital Stock— Restrictions on Ownership and Transfer” on page 4 of the accompanying prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “AHT.” On June 20, 2013, the last reported sale price of our common stock was $12.44 per share.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page S-5 of this prospectus supplement and on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2012.

	Per Share	Total(1)
Public offering price	$12.00	$132,000,000
Underwriting discount	$.51	$5,610,000
Proceeds, before expenses, to us	$11.49	$126,390,000

(1)	Assumes no exercise of the underwriters’ option to purchase additional shares.

The underwriters may also exercise their option to purchase up to an additional 1,650,000 shares from us, at the public offering price, less the underwriting discount, for 30 days after the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about June 26, 2013.

Joint Book-Running Managers

BofA Merrill Lynch	Deutsche Bank Securities	Morgan Stanley

Senior Co-Managers

KeyBanc Capital Markets	Credit Agricole CIB	Credit Suisse

Co-Managers

Baird	Stifel	Cantor Fitzgerald & Co.	JMP Securities	MLV & Co.

The date of this prospectus supplement is June 20, 2013

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus in making a decision about whether to invest in our common stock. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. We take no responsibility for, and can provide no assurance as to the reliability of, any different or inconsistent information. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents and information incorporated by reference is only accurate as of the respective dates which are specified in those documents or that information. Our business, financial condition, results of operations and prospects may have changed since those dates.

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All references to “Ashford Trust,” “we,” “our” and “us” in this prospectus supplement mean Ashford Hospitality Trust, Inc. and all entities owned or controlled by Ashford Hospitality Trust, Inc., except where it is made clear that the term means only the parent company. The term “you” refers to a prospective investor.

Other terms that we use throughout this prospectus supplement are defined as follows:

•	“ADR” means average daily rate, which is calculated by dividing total hotel room revenues by total number of rooms sold in a given period.

•	“GAAP” means accounting principles generally accepted in the United States of America.

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“Gateway market” means, with respect to U.S. markets, any of the 20 most populous metropolitan statistical areas, as estimated by the United States Census Bureau and delineated by the U.S. Office of Management and Budget. With respect to foreign markets, a gateway market means an area that is a general destination or in close proximity to a major transportation hub or business center, such that it serves as a significant entry or departure point to a foreign country or region of a foreign country for business or leisure travelers.

•	“Occupancy” means the total number of hotel rooms sold in a given period divided by the total number of rooms available.

•	“RevPAR” means revenue per available room, which is calculated by multiplying ADR by the average daily occupancy.

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“RevPAR penetration index” measures a hotel’s RevPAR in relation to the average RevPAR of that hotel’s competitive set. The RevPAR penetration index for a particular hotel is calculated as the quotient of (1) the subject hotel’s RevPAR divided by (2) the average RevPAR of the hotels in the subject hotel’s competitive set, including the subject hotel, multiplied by 100. RevPAR data, other than the RevPAR of the eight hotels referred to herein as the Ashford Prime Properties, used in calculating any RevPAR penetration index in this prospectus supplement was provided by Smith Travel Research.

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PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It may not contain all of the information that is important to you. Before making a decision to invest in our common stock, you should read carefully this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” beginning on page S-5 of this prospectus supplement, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. Unless otherwise indicated, the information contained in this prospectus supplement is as of March 31, 2013 and assumes the completion of all transactions described in this prospectus supplement, including the contemplated spin-off of our indirect wholly-owned subsidiary, Ashford Hospitality Prime, Inc. to our stockholders.

The Company

General

We are a Maryland corporation that was formed in May 2003 to invest in the hospitality industry at all levels of the capital structure. As of March 31, 2013, we owned 90 hotels directly and four hotel properties through majority-owned investments in joint ventures, representing 20,034 total rooms, or 19,773 net rooms excluding those attributable to joint venture partners. All of these hotel properties are located in the United States and are primarily operated under the widely recognized upper-upscale brands of Hilton, Hyatt, Marriott, Starwood and Intercontinental Hotels Group.

In March 2011, we acquired 96 hotel condominium units at WorldQuest Resort in Orlando, Florida, and we also converted our interest in a joint venture that held a mezzanine loan into a 71.74% common equity interest and a $25.0 million preferred equity interest in a new joint venture. This joint venture holds 28 high quality full-service and select-service hotel properties with 8,084 total rooms, or 5,800 net rooms excluding those attributable to our joint venture partner. At March 31, 2013, we also wholly owned a mezzanine loan receivable with a carrying value of $3.3 million and one note receivable of $8.1 million in connection with a joint venture restructuring. Beginning in March 2008, we entered into various derivative transactions with financial institutions to hedge our debt, to improve cash flows, and to capitalize on the historical correlation between changes in LIBOR and RevPAR.

Our long-term investment strategies focus on the upscale and upper-upscale segments within the lodging industry, while our current key priorities and financial strategies include, among other things, proactive asset management, pursuing capital market activities to enhance long-term stockholder value, implementing selective capital improvements designed to increase profitability, investments and financing or refinancing hotels on competitive terms. We believe that as hotel supply and demand and capital markets cycles change, we will be able to shift our investment strategies to take advantage of lodging-related investment opportunities as they develop. As the business cycle changes and the hotel markets improve, we intend to continue to invest in a variety of lodging-related assets based upon our evaluation of diverse market conditions including our cost of capital and the expected returns from those investments.

We are self-advised and own our lodging investments and conduct our business through Ashford Hospitality Limited Partnership, our operating partnership (“Ashford Trust OP”), and are the sole general partner of Ashford Trust OP.

We have elected to be treated as a real estate investment trust (“REIT”) for federal income tax purposes. Because of limitations imposed on REITs in operating hotel properties, third-party managers manage each of our hotel properties. Our employees perform, directly through Ashford Trust OP, various acquisition, development, redevelopment, asset management, accounting and corporate management functions. All persons employed in the day-to-day operations of our hotels are employees of the management companies engaged by our lessees and are not our employees.

On June 14, 2013, our board of directors declared a regular quarterly dividend on our common stock of $0.12 per diluted share, payable on July 15, 2013 to our stockholders of record on June 28, 2013, including the purchasers of shares in the offering contemplated hereby.

Our principal executive offices are located at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254. Our telephone number is (972) 490-9600. Our website is www.ahtreit.com. The contents of our website are not a part of this prospectus. Shares of our common stock are traded on the New York Stock Exchange (the “NYSE”) under the symbol “AHT.”

Recent Developments—Contemplated Spin-Off of Ashford Prime

Our board of directors has determined that a spin-off of certain of our hotels is in our best interests. To accomplish this spin-off, we expect to distribute all of the then outstanding shares of Ashford Hospitality Prime, Inc. (“Ashford Prime”), a Maryland corporation that is currently our indirect wholly-owned subsidiary, by way of a taxable pro rata special distribution to our stockholders. We expect that Ashford Prime will elect to be taxed as, and will operate in a manner that will allow it to qualify as, a REIT for federal income tax purposes. In addition, Ashford Prime will file an application to list its shares of common stock for trading on the NYSE.

The approval of the proposed spin-off by our stockholders is not required and will not be sought.

We anticipate that, upon completion of the spin-off, Ashford Trust OP will own 20% of the outstanding common units of Ashford Hospitality Prime Limited Partnership, Ashford Prime’s operating partnership (“Ashford Prime OP”). Ashford Prime will be externally advised by our to-be-formed subsidiary, Ashford Hospitality Advisors LLC (“Ashford Advisor”).

Ashford Prime’s investment strategy will be to invest primarily in full-service and select-service hotels in the luxury, upper-upscale and upscale segments, which are anticipated to generate RevPAR of at least twice the then current U.S. average RevPAR for all hotels as determined by Smith Travel Research ($130 for the year ended December 31, 2012). Ashford Prime’s hotels will be located predominantly in domestic and international gateway markets. We will continue to focus on all segments of the hospitality industry with RevPAR criteria outside of Ashford Prime’s initial investment focus. Our RevPAR for the year ended December 31, 2012 was approximately $99. Assuming the spin-off had occurred as of January 1, 2012, our RevPAR for the year ended December 31, 2012 would have been approximately $94.

In connection with effecting the spin-off, we will contribute to Ashford Prime our direct and indirect interests in a portfolio of eight hotel properties, including the working capital associated with such properties, plus the net proceeds of this offering (including the net proceeds of any exercise of the underwriters’ option to purchase additional shares) less the amount of the dividends for the quarter ending June 30, 2013 paid with respect to the shares sold in this offering. See “Recent Developments — Contemplated Spin-Off of Ashford Prime — Contemplated Terms of the Spin-Off” in this prospectus supplement for additional information for the eight hotels to be contributed to Ashford Prime.

In exchange for the hotel properties and cash contributed to Ashford Prime, we will receive common units of Ashford Prime OP and shares of common stock of Ashford Prime. The Ashford Prime OP common units will be distributed to the limited partners of Ashford Trust OP, including us and certain of our officers and directors; and the shares of Ashford Prime common stock will be distributed pro rata to our common stockholders in the spin-off. As a result of these transactions, we will own 20% of Ashford Prime OP. The remaining 80% of Ashford Prime OP’s outstanding common units will be owned by Ashford Prime and other limited partners, including certain officers and directors of Ashford Prime and certain of our officers and directors, in the same relative proportions that we and such other limited partners own common units in Ashford Trust OP prior to the spin-off.

Also in connection with the spin-off, we will enter into option agreements with Ashford Prime to sell the Pier House Resort and the Crystal Gateway Marriott to Ashford Prime. For more information about the Pier House Resort and the Crystal Gateway Marriott and the terms of the option agreements, see “Recent Developments—Contemplated Spin-off of Ashford Prime—Contemplated Terms of the Spin-off” in this prospectus supplement.

Upon completion of the spin-off, you will receive shares of Ashford Prime common stock if you own shares of our common stock as of the close of business on the record date for the distribution, subject to certain limited exceptions. If you are to receive shares of Ashford Prime, you will not need to pay any consideration, exchange or surrender your existing shares of Ashford Trust common stock or take any other action to receive shares of Ashford Prime common stock. The distribution will be taxable, and you will not receive any cash in connection with the distribution other than in lieu of fractional shares of Ashford Prime you would otherwise receive. You will have to use cash from other sources to pay the income tax incurred with respect to the distribution.

We currently contemplate that the distribution of the shares of Ashford Prime common stock made to effect the spin-off will occur during the third quarter of 2013. However, prior to effecting the spin-off, we may subsequently determine that the spin-off should not be completed or should be completed on different terms than those described herein or one or more of the conditions that must be satisfied before the distribution of the shares of Ashford Prime common stock will occur may not be satisfied. In such an event, the spin-off may not be completed as anticipated, if at all. The completion of the spin-off is subject to, among other things, the Securities and Exchange Commission (“SEC”) declaring Ashford Prime’s Form 10 registration statement (the “Form 10”) effective, the submission and approval of an application to list Ashford Prime’s common stock for trading on the NYSE, obtaining all necessary consents and approval from lenders, lessors and managers, and the final approval and declaration of the distribution by our board of directors. The Form 10, including the exhibits thereto, does not constitute part of, and is not incorporated by reference in, this prospectus supplement or the accompanying prospectus.

The spin-off may not have the full strategic and financial benefits that we anticipate, or the realization of one or more of those benefits may be delayed or may not occur at all. The anticipated benefits of the spin-off are based on a number of assumptions, and there can be no assurance that such benefits will be realized to the extent anticipated or at all. In the event that the spin-off does not result in such benefits, the costs associated with the transaction could have a negative effect on our financial condition, results of operations, cash flows and ability to make distributions to our stockholders. See “Risk Factors” below regarding certain risks relating to the contemplated spin-off.

See “Recent Developments—Contemplated Spin Off of Ashford Prime” below in this prospectus supplement for additional information regarding the contemplated spin-off of Ashford Prime to our stockholders.

The Offering

Common stock offered	11,000,000 shares[1]

Common stock to be outstanding after the offering	79,317,105 shares[2]

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $125.9 million (or $144.8 million if the underwriters exercise their option to purchase additional shares of our common stock in full), after deducting the underwriting discount and the estimated expenses of this offering. We intend to use the net proceeds from this offering to effect the planned spin-off of Ashford Prime discussed in “Recent Developments—Contemplated Spin-Off of Ashford Prime” below. Because of the way the spin-off is structured, we also intend to use approximately $1.3 million to pay the common stock dividend for the quarter ending June 30, 2013, to stockholders of record on June 28, 2013, with respect to the shares issued in this offering (or approximately $1.5 million if the underwriters exercise their option to purchase additional shares in full and the additional shares are outstanding on the dividend record date). If the spin-off of Ashford Prime is not effected, we intend to use the proceeds from this offering for other general corporate purposes, including, without limitation, financing future hotel-related investments, capital expenditures, working capital and repayment of debt or other obligations.

Risk factors	Investing in our common stock involves risks, including those described under the heading “Risk Factors” beginning on page S-5 of this prospectus supplement and on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2012.

NYSE symbol	“AHT”

[1]	Excludes up to 1,650,000 shares of our common stock that we may issue and sell upon the exercise of the underwriters’ option to purchase additional shares.
[2]	Based on 68,317,105 shares outstanding on June 20, 2013. Excludes up to 1,650,000 shares of our common stock that we may issue and sell upon the exercise of the underwriters’ option to purchase additional shares. Also excludes 18,991,498 shares of common stock potentially issuable, at our option, upon the redemption of an equal number of outstanding units of limited partnership interest in Ashford Prime OP, some of which remain subject to further vesting or earn-up requirements.

RISK FACTORS

An investment in our common stock involves various risks, including those described below and those disclosed beginning on page 10 of our Annual Report on Form 10-K for the year ended December 31, 2012. Prospective investors should carefully consider such risk factors, together with all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, in determining whether to purchase the common stock offered hereby. The risks and uncertainties we discuss in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement are those that we currently believe may materially affect our company. Additional risks not currently known to us or that we currently deem to be immaterial to us also could have a material adverse effect on our operations, financial condition, results of operations, cash flows and prospects. In addition to the risks identified in our Annual Report on Form 10-K referred to above, we are also subject to the risks discussed below.

We may not be able to complete the spin-off on the terms anticipated or at all.

Our board of directors has determined that a spin-off of certain of our hotels is in our best interests, subject to its final determination to complete the spin-off and declare the distribution of the outstanding shares of Ashford Prime common stock. Stockholder approval is not required and will not be sought in connection with the contemplated spin-off. The spin-off will be effected by means of a taxable pro rata special distribution of the outstanding shares of Ashford Prime common stock to the holders of our common stock on the record date for the distribution. Although we expect the spin-off to be completed in the third quarter of 2013, there can be no assurance that the spin-off will be completed as anticipated or at all. Our ability to complete the spin-off is subject to, among other things, the SEC declaring the Form 10 effective, the submission and approval of an application to list Ashford Prime’s common stock on the NYSE, obtaining all necessary consents and approvals from lenders, lessors and managers, and the final approval and declaration of the distribution by our board of directors. A failure to complete the spin-off could negatively affect the price of our common stock. We have the right not to complete the spin-off if, at any time, our board of directors determines, in its sole discretion, that the spin-off is not in our best interests or that market conditions are such that it is not advisable to separate Ashford Prime from us.

The spin-off may not have the benefits we anticipate.

The spin-off may not have the full strategic and financial benefits that we expect, or the realization of such benefits may be delayed or may not occur at all. For example, analysts and investors may place a greater value on Ashford Prime as a stand-alone REIT than as a business that is a part of our company and may place a value on us after the spin-off that does not properly reflect our enterprise value after the spin-off. In the event that the spin-off does not have the benefits we expect it to have, the costs associated with the transaction could have a negative effect on our financial condition, results or operations, cash flows and ability to make distributions to our stockholders. Moreover, the announcement of the spin-off and the completion of the spin-off could adversely affect the market price of our common stock.

The spin-off could result in our common stock trading at a lower market price than anticipated.

One of the intended benefits of the spin-off is that the aggregate of the market prices of a share of our common stock and a share of Ashford Prime’s common stock will be greater than was or would be the market price of our common stock had the spin-off not been effected, although it is understood that most spin-offs will result in the stock price of the company that effects the spin-off being somewhat lower, at least for some period after the spin-off, than it was prior to the spin-off. If investors and analysts were to view the spin-off of Ashford Prime as adversely affecting our post-spin-off financial condition, results of operations and cash flows in a manner disproportionate to the net value of assets conveyed to Ashford Prime, our common stock could trade at a market price lower than that which would accurately reflect the fair value of our company and result in the aggregate of the market prices of a share of our common stock and a share of Ashford Prime’s common stock being less than the market price of a share of our common stock immediately prior to the spin-off.

Ashford Prime may not be able to successfully implement its business strategy.

Ashford Prime might prove to be unable to generate sufficient revenue to pay its operating expenses, including the advisory fees payable to Ashford Advisor, and make satisfactory distributions to its stockholders, or any distributions at all, once it commences operations as an independent company. As an independent, publicly traded company, Ashford Prime will incur expenses, including fees paid to its advisor, and legal, accounting, compliance and other costs associated with being a public company with equity securities traded on the NYSE and such expenses will affect its financial condition, results of operations and cash flow. In addition, its results of operations and its ability to make or sustain distributions to its stockholders would depend on the availability of opportunities to acquire attractive assets, the level and volatility of interest rates, the availability of adequate short- and long-term financing, conditions in the real estate market, the financial markets and economic conditions, among other factors described in the Form 10. After the spin-off, we would not be required, and do not intend, to provide Ashford Prime with funds to finance its working capital or other cash requirements. As a result, Ashford Prime may need to obtain additional financing from banks, through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements.

The market price of our common stock could be adversely affected by our level of cash distributions after the spin-off occurs.

The market value of the equity securities of a REIT is based primarily upon the market’s perception of the REIT’s growth potential and its current and potential future cash distributions, whether from operations, sales or refinancings, and is secondarily based upon the real estate market value of the underlying assets. For that reason, our common stock may trade at prices that are higher or lower than our net asset value per share. If analysts and investors perceive that our operating cash flow has been materially adversely affected as a result of the spin-off and that the level of distribution to our common stockholders will be reduced or if we must reduce our distributions materially after the spin-off, the market price of our common stock could be adversely affected. Our failure to meet the market’s expectations with regard to future earnings and cash distributions could adversely affect the market price of our common stock.

The spin-off would result in a change in our investment guidelines to exclude investments in certain desirable hotel properties.

Following the spin-off, Ashford Prime’s business strategy will be focused on investing primarily in full-service and select-service hotels in the luxury, upper-upscale and upscale segments, which are anticipated to generate RevPAR of at least twice the then current U.S. average RevPAR for all hotels as determined by Smith Travel Research. We expect our investment guidelines would be changed so that we would exclude from our investment focus those properties that are the investment focus of Ashford Prime, i.e., full-service and select-service hotels in the luxury, upper-upscale and upscale segments, which are anticipated to generate RevPAR at least twice the national average. As a result, our changed investment guidelines would result in us not considering for investment desirable properties that might otherwise be available in the market unless Ashford Prime rejects those properties. Such a change in our investment guidelines would limit our opportunities to invest in properties that could have a more positive effect on our financial condition and operating results than properties not anticipated to generate a RevPAR of the type within Ashford Prime’s criteria for investment.

The spin-off could adversely affect our ability to make distributions in future periods.

Our cash flows in future periods would be reduced by the amount of the net cash flows that would have been generated in future periods by the hotel properties that are contributed or sold to Ashford Prime in the spin-off or pursuant to the option agreements between us and Ashford Prime. As a result, the distributions to our stockholders that we make with respect to those future periods could be reduced to amounts less than the distributions otherwise anticipated by our stockholders for such future periods.

Our agreements with Ashford Prime do not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties.

The terms of the agreements related to Ashford Prime’s separation from us, including a separation and distribution agreement and an advisory agreement between Ashford Prime and Ashford Advisor, our subsidiary that will advise Ashford Prime, and other agreements entered into in connection with the spin-off, were not negotiated on an arm’s-length basis (although they were approved by a majority of our directors who do not also own units in Ashford Trust OP), and we did not have the benefit of arm’s-length negotiations of the type normally conducted with an unaffiliated third party. As a result, the terms may be less favorable to us than the terms that would have resulted from arm’s-length negotiations among unaffiliated third parties. Furthermore, we may choose not to enforce, limit our enforcement of, or to enforce less vigorously, our rights under these agreements because of our desire to maintain an ongoing relationship with Ashford Prime as an advisory client of Ashford Advisor.

The ownership by our executive officers and some of our directors of shares of common stock, or other equity awards of Ashford Prime may create, or may create the appearance of, conflicts of interest.

Certain directors and officers of Ashford Prime are also directors and officers of Ashford Trust and own shares of our common stock and common units in Ashford Trust OP. After the spin-off, those persons will also own shares of Ashford Prime, common units of Ashford Prime OP or both and may also be granted equity awards by Ashford Prime, the value of which will be tied to the value of the Ashford Prime common stock. The positions of such directors and officers in both Ashford Trust and Ashford Prime and the ownership by such persons of Ashford Prime common stock, common units in Ashford Prime OP or equity awards with values based on the value of the Ashford Prime common stock, could create, or create the appearance of, conflicts of interest when those directors and officers are faced with decisions that could have different implications for Ashford Prime than they do for us.

The distribution of Ashford Prime common stock will not qualify for tax-free treatment and may be taxable to you as a dividend; however, the tax impact will not be calculated until the end of the 2013 calendar year.

The distribution of Ashford Prime common stock will not qualify for tax-free treatment. An amount equal to the fair market value of the shares of Ashford Prime common stock received by you on the distribution date, including any fractional shares deemed to be received on the distribution date, will be treated as a taxable dividend to the extent of your share of any of our current or accumulated earnings and profits for the year of the distribution. Any fair market value in the excess of our current or accumulated earnings and profits treated first as a non-taxable return of capital to the extent of your tax adjusted basis in our common stock and then as capital gain. The distribution will not include a distribution of cash, except for certain cash in lieu of fractional shares of Ashford Prime common stock, and, thus, you will have to obtain cash from other sources to pay the income tax on this income. In addition, we or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the distribution payable to non-U.S. stockholders, and any such withholding would be satisfied by us or such agent withholding by selling a portion of the Ashford Prime stock otherwise distributable to non-U.S. stockholders. Such non-U.S. stockholders may bear brokerage fees or other costs from this withholding procedure. Your adjusted tax basis in our shares held at the time of the distribution will be reduced (but not below zero) to the extent the fair market value of the shares of Ashford Prime common stock distributed by us to you in the distribution exceeds your share of our current and accumulated earnings and profits. Your holding period for your shares of our common stock will not be affected by the distribution. We will not be able to advise you of the amount of our earnings and profits until after the end of the 2013 calendar year.

Although we will be ascribing a value to Ashford Prime’s shares in the distribution for tax purposes, this valuation is not binding on the Internal Revenue Service (the “IRS”) or any other taxing authority. These taxing authorities could ascribe a higher valuation to such shares, particularly if Ashford Prime’s stock trades at prices significantly above the value ascribed to such shares by us in the period following the distribution. Such a higher valuation may cause a larger reduction in the tax basis of your shares of us or may cause you to recognize additional dividend or capital gain income. You are urged to consult your own tax advisor as to the particular tax consequences of the distribution to you.

The option purchase price for Pier House Resort may not be market price at the time the option is exercised.

If Ashford Prime exercises the option to purchase the Pier House Resort, the purchase price it pays for such hotel may be less than the amount payable for a comparable property in a fully-marketed sale process. Pursuant to the option agreement related to the Pier House Resort, Ashford Prime’s purchase price for the hotel is determined, based on the price that we paid for such hotel. Accordingly, the purchase price Ashford Prime pays for such hotel may be less than the amount payable for a comparable property in a fully-marketed sale process.

Changes in laws, regulations, or policies may adversely affect our business.

The laws and regulations governing our business or the regulatory or enforcement environment at the federal level or in any of the states in which we operate may change at any time and may have an adverse effect on our business. For example, the Patient Protection and Affordable Care Act of 2010, as it is phased in over time, will significantly affect the administration of health care services and could significantly impact our cost of providing employees with health care insurance. We are unable to predict how this or any other future legislative or regulatory proposals or programs will be administered or implemented or in what form, or whether any additional or similar changes to statutes or regulations, including the interpretation or implementation thereof, will occur in the future. Any such action could affect us in substantial and unpredictable ways and could have an adverse effect on our results of operations and financial condition. Our inability to remain in compliance with regulatory requirements in a particular jurisdiction could have a material adverse effect on our operations in that market and on our reputation generally. No assurance can be given that applicable laws or regulations will not be amended or construed differently or that new laws and regulations will not be adopted, either of which could materially adversely affect our business, financial condition, or results of operations.

RECENT DEVELOPMENTS—CONTEMPLATED SPIN-OFF OF ASHFORD PRIME

As discussed above, our board of directors has determined that a spin-off of certain of our hotels is in our best interests. To accomplish this spin-off, we expect that we will distribute all of the then outstanding shares of Ashford Prime by way of a taxable pro rata special distribution to the holders of record of our common stock at the close of business on the record date for such distribution, subject to certain limited exceptions. We expect that Ashford Prime will elect to be, and will qualify to be, treated as a REIT for federal income tax purposes. In addition, Ashford Prime will file an application to list its shares of common stock for trading on the NYSE.

Reasons for the Spin-Off

Our board of directors periodically reviews strategic alternatives. Our board of directors determined, upon careful review and consideration in accordance with the applicable standard of review under Maryland law, that the spin-off of Ashford Prime is in the best interests of our company. Our board’s determination was based on a number of factors, including those set forth below.

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Creation of two focused companies creates clarity. After the spin-off, Ashford Prime will focus primarily on luxury, upper-upscale and upscale hotels anticipated to generate RevPAR at least twice the national average. We will continue to focus on all segments of the hospitality industry, with RevPAR criteria outside the Ashford Prime investment focus. We believe investors may find it more appealing to be able to invest in two distinct businesses. Each business will have the opportunity to cultivate a distinct identity, which we expect will facilitate investor understanding by reducing the complexity associated with a company that has diverse business objectives.

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Potential for a higher aggregate market value for stockholders. The spin-off will enable potential investors and the financial community to evaluate the performance of each company separately, which may result in a higher aggregate market value than the value of the combined company.

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Tailored capital structure more efficient. Each company will have the flexibility to create a capital structure tailored to its strategic goals and consistent with its stockholders’ interests. In addition, tailored capital structures will facilitate each company’s ability to grow through acquisitions and other strategic alliances, possibly using units of the operating partnerships as currency.

•

Conservative capital structure. Ashford Prime will emphasize a low leverage capital structure over time, with a target net debt plus preferred equity to EBITDA level of 5.0x or less. Our board of directors believes this structure should allow Ashford Prime to capitalize on favorable acquisition and investment opportunities.

The anticipated benefits of the spin-off are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated or at all. In the event that the spin-off does not result in such benefits, the costs associated with the transaction could have a negative effect on our financial condition and ability to make distributions to our stockholders. For more information about the risks associated with the contemplated spin-off of Ashford Prime, see “Risk Factors” in this prospectus supplement.

Post-Spin-Off Investment Strategy

Ashford Prime’s strategy will be to invest primarily in full-service and select-service hotels in the luxury, upper-upscale and upscale segments, which are anticipated to generate RevPAR of at least twice the then current U.S. average RevPAR for all hotels as determined by Smith Travel Research ($130 for the year ended December 31, 2012). Ashford Prime’s hotels will be located predominantly in domestic gateway markets. Ashford Prime may also seek to acquire hotels outside of the U.S. that satisfy the same anticipated RevPAR criteria as its domestic hotels (after any applicable currency conversion), with a primary focus on international gateway cities. In addition, Ashford Prime may invest in upper-upscale and luxury hotels situated in resort markets when those hotels meet its stated RevPAR criteria. Ashford Prime will seek to acquire both premium branded and independent hotels. Ashford Prime will differ from us by having a more conservative capital structure, by focusing on higher RevPAR hotels and by its interest in international assets predominantly in gateway markets.

We currently focus on investments in all segments of the hospitality industry. After the spin-off, we will focus on all segments of the hospitality industry, with RevPAR criteria outside Ashford Prime’s investment focus as described above. As a result, we will not invest in hotels anticipated to generate RevPAR meeting Ashford Prime’s criteria unless Ashford Prime chooses not to invest in a particular hotel property.

Contemplated Terms of the Spin-off.

In connection with the spin-off, we will contribute to Ashford Prime our direct and indirect interests in a portfolio of eight hotel properties (the “Ashford Prime Properties”). All of the Ashford Prime Properties operate under premium brands affiliated with either Marriott International, Inc. (“Marriott”) or Hilton Worldwide, Inc. (“Hilton”). The following tables set forth additional information for the Ashford Prime Properties (dollars in thousands, except ADR and RevPAR ).

				Year Ended December 31, 2012
Hotel Property	Location	Total Rooms	% Owned	Occupancy	ADR	RevPAR	RevPAR Penetration Index	Hotel EBITDA(1)	Capital Invested per Room(2)
Hilton La Jolla Torrey Pines(3)	La Jolla, CA	394	75%	76%	$166.41	$126.19	103.2	$8,898	$32.9
The Capital Hilton	Washington, D.C.	544	75%	82%	213.93	176.09	107.2	15,285	64.2
Marriott Plano Legacy Town Center	Plano, TX	404	100%	66%	162.59	107.91	128.6	8,392	16.4
Seattle Marriott Waterfront	Seattle, WA	358	100%	78%	200.34	155.64	110.0	10,521	14.1
Courtyard San Francisco Downtown	San Francisco, CA	405	100%	85%	206.95	176.66	103.6	10,135	7.8
Courtyard Seattle Downtown	Seattle, WA	250	100%	72%	148.58	107.02	108.9	4,860	13.9
Courtyard Philadelphia Downtown	Philadelphia, PA	498	100%	78%	161.20	125.56	113.0	9,805	8.7
Renaissance Tampa International Plaza(4)	Tampa, FL	293	100%	78%	154.68	120.57	127.6	5,144	6.9

Total / Weighted Average(5)		3,146		77%	$181.13	$140.20	110.6	$73,040	$23.0

				Three Months Ended March 31, 2013
Hotel Property	Location			Occupancy	ADR	RevPAR	RevPAR Penetration Index	Hotel EBITDA(1)
Hilton La Jolla Torrey Pines(3)	La Jolla, CA			66%	$174.80	$114.70	97.0	$1,716
The Capital Hilton	Washington, D.C.			77%	235.67	180.29	109.2	3,710
Marriott Plano Legacy Town Center	Plano, TX			69%	170.72	118.01	123.7	2,481
Seattle Marriott Waterfront	Seattle, WA			70%	169.30	118.24	108.0	1,645
Courtyard San Francisco Downtown	San Francisco, CA			84%	201.78	169.85	105.0	2,278
Courtyard Seattle Downtown	Seattle, WA			66%	124.05	81.37	115.2	800
Courtyard Philadelphia Downtown	Philadelphia, PA			71%	152.60	108.81	119.4	1,931
Renaissance Tampa International Plaza(4)	Tampa, FL			83%	177.03	147.70	116.3	1,986

Total / Weighted Average(5)				73%	$181.60	$133.27	110.6	$16,547

(1)

See “Non-GAAP Financial Measures” in this prospectus supplement for a reconciliation of Hotel EBITDA (as defined below) by property. We own the Hilton La Jolla Torrey Pines and The Capital Hilton in a joint venture. The Hotel EBITDA represents the total amount for each hotel, not our pro rata amount based on our ownership percentage.

(2)

Consists of all capital expenditures by Ashford Trust since January 1, 2008 and represents the total investment for each hotel, not our pro rata investment based on our ownership percentage. In aggregate, we have invested capital of $72.5 million in these hotels during that period. Based on our current capital budget, we expect that an additional approximately $17.4 million will be invested by Ashford Prime in these hotels in the 12 months following the spin-off, or approximately $5,500 per room.

(3)	Subject to a ground lease that expires in 2043.
(4)	Subject to a ground lease that expires in 2080.
(5)

RevPAR penetration represents a weighted average based on the sum of the product of RevPAR for the competitive set of each hotel and the total room count for the respective hotel for all eight hotels. All other values on this line are calculated on a portfolio basis for all eight hotels.

We will also contribute to Ashford Prime the working capital associated with such properties, plus the net proceeds of this offering (including the net proceeds of any exercise of the underwriters’ option to purchase additional shares) less the amount of the dividends for the quarter ending June 30, 2013 paid with respect to the shares sold in this offering.

In connection with our contribution of the Ashford Prime Properties to Ashford Prime, Ashford Prime will assume property-level mortgage debt which had an outstanding principal balance on March 31, 2013 of approximately $627.7 million. That indebtedness includes mortgage indebtedness secured by two hotels we own through a consolidated joint venture. The entities that own those properties would continue to be primarily liable for that indebtedness if the spin-off is effected as contemplated. We may maintain in effect certain limited guarantees with respect to such debt for the benefit of the applicable lenders. Ashford Prime will indemnify us to the extent we realize any losses or are required to make any payments pursuant to any such guarantees continuing in effect after the spin-off.

In connection with the spin-off, Ashford Prime will purchase, for a cash payment in the estimated amount of $3.0 million, the three taxable REIT subsidiaries of Ashford Trust that currently lease six of the Ashford Prime Properties. The two taxable REIT subsidiaries that currently lease the two other Ashford Prime Properties, which are held in a joint venture in which we own equity interests, will remain subsidiaries of the joint venture, but we will contribute our equity interests in the joint venture to Ashford Prime OP.

In connection with the spin-off, we also will enter into option agreements to sell the following hotels to Ashford Prime (dollars in thousands, except ADR and RevPAR):

	Location	Total Rooms	% Owned	Year Ended December 31, 2012
Hotel Property				Occupancy	ADR	RevPAR	RevPAR Penetration Index	Hotel EBITDA(1)
Pier House Resort	Key West, FL	142	100%	82.8%	$332.71	$275.50	97.2	$5,896
Crystal Gateway Marriott	Arlington, VA	697	100%	75.1%	182.39	136.97	112.5	15,972

	Location			Three Months Ended March 31, 2013
Hotel Property				Occupancy	ADR	RevPAR	RevPAR Penetration Index	Hotel EBITDA(1)
Pier House Resort	Key West, FL			85.1%	$432.71	$368.04	97.3	$2,584
Crystal Gateway Marriott	Arlington, VA			71.6%	178.32	127.69	111.7	3,622

(1)	See “Non-GAAP Financial Measures” in this prospectus supplement for a reconciliation of Hotel EBITDA by property.

Pursuant to the Pier House Resort option agreement, Ashford Prime will have an 18-month option to acquire the Pier House Resort, and the purchase price initially will be $90.6 million (which is the price we paid when we acquired the property in May 2013 and the out of pocket costs we incurred in connection with the acquisition), plus the cost of any owner funded capital improvements made by us prior to the acquisition of the hotel by Ashford Prime. The purchase price will increase by 1% six months following the spin-off and will increase an additional 1% 12 months following the spin-off. The Crystal Gateway option agreement will provide us with an option to acquire the Crystal Gateway Marriott beginning six months from the date of the spin-off and extending for 12 months from such date. The purchase price will be equal to the fair market value at the time the option is exercised, based on an appraisal prepared by a nationally recognized appraiser jointly selected by Ashford Prime and us. The purchase price for the Pier House Resort is payable in cash or common units of Ashford Prime OP, at our option, while the purchase price for the Crystal Gateway Marriott will be payable in common units of Ashford Prime OP only.

We will enter into a right of first offer agreement with Ashford Prime. The hotels currently held by us and subject to the right of first offer will be as follows:

Hotel Property	Location	Total Rooms	% Owned	RevPAR for Year Ended December 31, 2012	RevPAR for Three Months Ended March 31, 2013
Crowne Plaza Beverly Hills	Beverly Hills, CA	260	100%	$133.00	$123.41
Embassy Suites Crystal City	Arlington, VA	267	100%	156.81	151.40
Crowne Plaza Key West	Key West, FL	160	100%	177.08	259.55
Hyatt Coral Gables	Coral Gables, FL	242	100%	133.98	197.81
One Ocean Jacksonville	Jacksonville, FL	193	100%	108.41	107.09
Houston Embassy Suites	Houston, TX	150	100%	134.86	152.78
Portland Embassy Suites	Portland, OR	276	100%	131.83	111.46
Ritz-Carlton Atlanta	Atlanta, GA	444	72%*	123.60	133.35
Hilton Boston Back Bay	Boston, MA	390	72%*	184.47	129.62
Courtyard Boston Downtown	Boston, MA	315	72%*	133.64	83.68
The Churchill	Washington, D.C.	173	72%*	122.99	121.85
The Melrose	Washington, D.C.	240	72%*	122.00	104.37

*	These hotels are owned by a joint venture in which we hold an approximate 72% common equity interest and a $25.0 million preferred equity interest. To the extent we have the opportunity to acquire the entire interest in these hotels or control the right to sell these hotels, we contemplate that the right of first offer agreement between us and Ashford Prime will extend to these properties.

The right of first offer agreement will provide Ashford Prime the first right to acquire each of the subject hotels, to the extent our board of directors determines it is appropriate for us to market and sell the hotel, subject to any prior rights of the managers of the hotel or other third parties and the limitation noted in the footnote to the table above with respect to hotels in a joint venture. In addition, so long as Ashford Prime does not materially change its initial investment guidelines without the express consent of Ashford Advisor, the right of first offer agreement will extend to hotels later acquired by us that satisfy Ashford Prime’s investment guidelines.

Pursuant to such right of first offer agreement, Ashford Prime will give us a right of first offer with respect to any properties that it acquires in a portfolio transaction, to the extent Ashford Prime’s board of directors determines it is appropriate to market and sell such assets and Ashford Prime controls the disposition, provided such assets satisfy our investment guidelines and do not satisfy Ashford Prime’s initial investment guidelines. Any such right of first offer granted to us will be subject to certain prior rights, if any, granted to the managers of the related properties or other third parties.

Pursuant to an advisory agreement, Ashford Advisor will act as Ashford Prime’s external advisor, responsible for implementing Ashford Prime’s investment strategies and decisions and the management of its day-to-day operations, subject to the supervision and oversight of Ashford Prime’s board of directors. Ashford Prime, which will have no employees of its own, will rely on us and Ashford Advisor to provide, or obtain on behalf of Ashford Prime, the personnel and services necessary for Ashford Prime to conduct its business. Moreover, all of Ashford Prime’s officers will also be employees of us and Ashford Advisor. The advisory agreement will have an initial term of five years, and will be automatically renewed for one-year terms thereafter subject to termination by Ashford Advisor upon 180 days’ notice and termination by Ashford Prime in certain circumstances upon 180 days’ notice. We expect that our management team will become employees of Ashford Advisor and will provide the services described above to Ashford Prime. Ashford Advisor may not act as an external advisor for an entity with investment guidelines similar to Ashford Prime, as initially set forth in the advisory agreement. However, Ashford Advisor will be permitted to have other advisory clients, which may include other REITs operating in the real estate industry. Ashford Prime would pay Ashford Advisor a quarterly base fee equal to 0.70% per annum of the total enterprise value of Ashford Prime calculated as set forth in the advisory agreement, subject to a minimum quarterly base fee. Ashford Prime would also pay Ashford Advisor an incentive fee equal to 10% of the amount by which any increase in market price of Ashford Prime’s common stock over the course of a year (assuming all dividends on the common stock are reinvested into additional shares of Ashford Prime common stock) exceeds the average of such common stock increases for Ashford Prime’s peer group for the year multiplied by the fully diluted equity value of Ashford Prime at December 31 of the applicable year. We expect that the peer group will initially consist of Strategic Hotels and Resorts, Inc., Chesapeake Lodging Trust, DiamondRock Hospitality Co., LaSalle Hotel Properties, Pebblebrook Hotel Trust and Sunstone Hotel Investors, Inc. Up to 50% of the incentive fee may be paid in shares of Ashford Prime common stock with the balance payable in cash, unless at the time of payment of the incentive fee, Ashford Advisor owns Ashford Prime common stock or Ashford Prime OP common units in an amount greater than or equal to three times the base fee for the preceding three quarters, in which event the entire incentive fee will be payable in cash. In addition, Ashford Advisor and its officers may receive certain equity awards from Ashford Prime at the discretion of Ashford Prime. Ashford Prime would be obligated to reimburse Ashford Advisor for certain of the expenses incurred in providing the advisory services to Ashford Prime.

Ashford Advisor must present Ashford Prime with investment opportunities that satisfy Ashford Prime’s initial investment guidelines but Ashford Advisor will have discretion to determine which investment opportunities satisfy Ashford Prime’s investment guidelines. However, if Ashford Prime materially changes its initial investment guidelines without the express consent of Ashford Advisor, Ashford Advisor will use its best judgment to allocate investment opportunities to Ashford Prime and other entities Ashford Advisor advises, taking into account such factors as Ashford Advisor deems relevant, in its discretion, subject to any then existing obligations of Ashford Advisor to such other entities.

We currently are a party to a mutual exclusivity agreement with Remington Lodging and Hospitality LLC (“Remington”), a property management company that is owned by Mr. Monty J. Bennett, our chief executive officer and chairman, and his father, Mr. Archie Bennett, Jr., our chairman emeritus. Pursuant to that agreement we have a first right of refusal to purchase any lodging-related investments identified by Remington and any of its affiliates that meet our investment guidelines. In connection with the spin-off, Ashford Prime will enter into a similar mutual exclusivity agreement with Remington. We will subordinate our right of first refusal with respect to any properties that satisfy Ashford Prime’s investment guidelines. As a result, any new investment opportunities that satisfy Ashford Prime’s initial investment guidelines will be first presented to Ashford Prime’s board of directors, who will have up to 10 business days to accept any such opportunity prior to it being available to us. Only if Ashford Prime elects not to purchase such property would such property be presented to our board of directors for consideration pursuant to our agreement with Remington.

Post-Spin-Off Ownership of Ashford Prime OP

Upon completion of the spin-off, we will own 20% of the outstanding common units of Ashford Prime OP, which generally will not convey voting power with respect to matters voted on by Ashford Prime stockholders. Beginning one year from the issuance date, the common units in Ashford Prime OP will be redeemable by their holders for cash or, at Ashford Prime’s option, into shares of Ashford Prime common stock on a one-for-one basis. The remaining 80% of Ashford Prime OP’s outstanding common units will be owned by Ashford Prime and other limited partners, including certain officers and directors of Ashford Prime and certain of our officers and directors, in the same relative proportions that we and such other limited partners own common units of Ashford Trust OP prior to the spin-off. We expect that our executive management team, together with Mr. Archie Bennett, Jr., chairman emeritus and co-founder of Ashford Trust, will own, directly or indirectly (including through ownership interests in our operating partnership), approximately 21% of the equity interest in Ashford Prime OP on a fully-diluted basis.

Other Matters Relating to the Spin-Off

We will enter into a separation and distribution agreement with Ashford Prime to set forth the terms on which the distribution will be made to effect the spin-off of Ashford Prime to our common stockholders.

Our executive officers will also be the executive officers of Ashford Prime immediately after the spin-off is effected and for the foreseeable future thereafter and would hold offices with Ashford Prime similar to those they hold with us. Moreover, two of our directors will also be directors of Ashford Prime. As a result, our executive officers and directors also holding positions with Ashford Prime could be subject to certain conflicts of interest between us and Ashford Prime. See “Risk Factors” above.

We currently contemplate that the distribution of the shares of Ashford Prime common stock made to effect the spin-off of Ashford Prime will occur during the third quarter of 2013. However, prior to effecting the spin-off we may determine that the spin-off should not be completed or that it should be completed on different terms different from those described herein. Moreover, one or more of the conditions that must be satisfied before the distribution of the shares of Ashford Prime common stock will occur may not be satisfied. In any such event, the spin-off may not be completed as anticipated, if at all. Our ability to complete the spin-off is subject to, among other things, the SEC declaring the Form 10 effective, the submission and approval of an application to list Ashford Prime’s common stock for trading on the NYSE, obtaining all necessary consents and approvals from lenders, lessors and managers, and the final approval and declaration of the distribution by our board of directors.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $125.9 million (or $144.8 million if the underwriters exercise their option to purchase additional shares of our common stock in full), after deducting the underwriting discount and the estimated expenses of this offering. We intend to use the net proceeds from this offering to effect the planned spin-off of Ashford Prime discussed in “Recent Developments—Contemplated Spin-Off of Ashford Prime” below. Because of the way the spin-off is structured, we also intend to use approximately $1.3 million to pay the common stock dividend for the quarter ending June 30, 2013, to stockholders of record on June 28, 2013, with respect to the shares issued in this offering (or approximately $1.5 million if the underwriters exercise their option to purchase additional shares in full and the additional shares are outstanding on the dividend record date). If the spin-off of Ashford Prime is not effected, we intend to use the proceeds from this offering for other general corporate purposes, including, without limitation, financing future hotel-related investments, capital expenditures, working capital and repayment of debt or other obligations.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus contain certain forward looking statements that are subject to various risks and uncertainties. Forward looking statements are generally identifiable by use of forward looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Additionally, statements regarding the following subjects are forward-looking by their nature:

•	our ability to effect the spin-off of Ashford Prime as discussed in this prospectus supplement;

•	the expected benefits of the spin-off of Ashford Prime to our company and our stockholders;

•	our investment strategies after the spin-off is effected;

•	our business and investment strategy;

•	our projected operating results, including cash available for distribution, and distribution rates;

•	our ability to obtain future financing arrangements;

•	our understanding of our competition;

•	market trends;

•	projected capital expenditures; and

•	the impact of technology on our operations and business.

Forward looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward looking statements are based on reasonable assumptions, taking into account all information currently available to us, our actual results and performance could differ materially from those set forth in our forward looking statements. Factors that could have a material adverse effect on our forward looking statements include, but are not limited to:

•

the factors referenced in this prospectus supplement, including those set forth under the section captioned “Risk Factors,” and the factors referenced in Part I, Item 1. “Business” and Part I, Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 and in our Annual Report on Form 10-K for the year ended December 31, 2012;

•	general volatility of the capital markets, the general economy or the hospitality industry, whether the result of market events or otherwise;

•	our ability to deploy our initial capital contributions and raise additional capital at reasonable costs to repay debts, invest in our properties and fund future acquisitions;

•	unanticipated increases in financing and other costs, including a rise in interest rates;

•	the degree and nature of our competition;

•	actual and potential conflicts of interest with Ashford Prime, Remington, our executive officers and our non-independent directors;

•	changes in personnel of our advisor or the lack of availability of qualified personnel;

•	changes in governmental regulations, accounting rules, tax rates and similar matters;

•	legislative and regulatory changes, including changes to the Code and related rules, regulations and interpretations governing the taxation of REITs; and

•	limitations imposed on our business and our ability to satisfy complex rules in order for us to qualify as a REIT for U.S. federal income tax purposes.

When considering forward looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The matters summarized under “Risk Factors” and elsewhere in this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus could cause our actual results and performance to differ significantly from those contained in our forward looking statements. Accordingly, we cannot guarantee future results or performance. Readers are cautioned not to place undue reliance on any of these forward looking statements, which reflect our views as of the date of this prospectus supplement. Furthermore, we do not intend to update any of our forward looking statements after the date of this prospectus supplement to conform these statements to actual results and performance, except as may be required by applicable law.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information was derived from the application of pro forma adjustments to the historical consolidated financial statements of Ashford Trust and its subsidiaries, which are referred to collectively in this section as “Ashford.” These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the other information contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus, the related notes to these financial statements and with Ashford’s historical consolidated financial statements and the related notes included in Ashford’s previous filings with the SEC that are incorporated by reference into this prospectus supplement and the accompanying prospectus.

The unaudited pro forma information set forth below reflects the historical information of Ashford, as adjusted to give effect to the following transactions, which are described in more detail elsewhere in this prospectus supplement:

•	the consummation of the offering contemplated by this prospectus supplement and the receipt by us of net proceeds of $125.9 million from the offering;

•

the contribution to Ashford Prime of the Ashford Prime Properties, and the related working capital, plus the net proceeds of the offering contemplated by this prospectus supplement, less approximately $1.3 million to pay the common stock dividend for the quarter ending June 30, 2013, to stockholders of record on June 28, 2013, with respect to the shares issued in this offering (assuming no exercise of the underwriters’ option to purchase additional shares occurs);

•

the sale to Ashford Prime of our three subsidiaries that are lessees of certain of the Ashford Prime Properties and our interests in the joint venture that owns two entities that are the lessees of the other Ashford Prime Properties for a cash payment in the estimated amount of $3.0 million;

•	the distribution of all of the outstanding shares of Ashford Prime common stock as described in “Recent Developments—Contemplated Spin-Off of Ashford Prime”; and

•

Ashford Prime’s acquisition of Crystal Gateway Marriott pursuant to the option agreement described in “Recent Developments—Contemplated Spin-Off of Ashford Prime—Contemplated Terms of Spin-Off,” at an assumed purchase price of $232.5 million based on management’s estimate of current market value and the assumption of $102.2 million in indebtedness on the date the spin-off is effected.

The unaudited pro forma condensed consolidated statements of operations give effect to the spin-off of Ashford Prime as if the spin-off had occurred on January 1, 2012. The unaudited pro forma condensed consolidated statements of operations exclude the impact of the offering of common stock since the impact will depend on future returns, which are based on various assumptions which could prove to be incorrect.

The historical statements of operations presented in the unaudited pro forma condensed consolidated financial information are for the three months ended March 31, 2013 as presented in Ashford’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013, filed on May 9, 2013, and for the year ended December 31, 2012 as presented in Ashford’s Annual Report on Form 10-K for the year ended December 31, 2012, filed on March 1, 2013, as amended by the Form 10-K/A filed on March 12, 2013, each of which is incorporated by reference into this prospectus supplement. The historical balance sheet presented in the unaudited pro forma condensed consolidated financial information is as of March 31, 2013 as presented in Ashford’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, which is incorporated by reference into this prospectus supplement.

In the opinion of management, all adjustments necessary to reflect the effects of the potential transactions described in the notes to the unaudited pro forma condensed consolidated financial statements have been included and are based upon available information and assumptions that Ashford believes are reasonable. Further, the historical financial information presented herein has been adjusted to give pro forma effect to events that Ashford believes are factually supportable and which are expected to have a continuing impact on Ashford’s results. However, such adjustments are estimates and may not prove to be accurate. Information regarding these adjustments is subject to risks and uncertainties that could cause actual results to differ materially from those anticipated. See “Risk Factors” and “Cautionary Statement Regarding Forward Looking Statements” in this prospectus supplement.

These unaudited pro forma condensed consolidated financial statements are provided for information purposes only. The unaudited pro forma condensed consolidated statements of operations and the unaudited pro forma condensed consolidated balance sheet do not purport to represent what Ashford’s results of operations would have been had such transactions been consummated on the dates indicated, nor do they represent the financial position or results of operations of either Ashford or Ashford Prime for any future date or period.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

As of March 31, 2013

(in thousands, except share amounts)

Ashford Consolidated Historical(A)	Capital Raise(B)	Spin-Off of Ashford Prime(C)	Separation Adjustments(D)	Sub-total	Crystal Gateway Marriott(E)	Separation Adjustments(E)	Ashford Consolidated Pro Forma
Assets
Cash and cash equivalents	$209,982	$124,570	$(13,706)	$(121,570)	$199,276	$(50)	$—	$199,226

Marketable securities	27,769	—	—	—	27,769	—	—	27,769

Total cash, cash equivalents and marketable securities	237,751	124,570	(13,706)	(121,570)	227,045	(50)	—	226,995
Investment in hotel properties, net	2,857,538	—	(770,158)	—	2,087,380	(113,583)	—	1,973,797
Restricted cash	78,896	—	(6,421)	—	72,475	(1,920)	—	70,555
Accounts receivable, net of allowance	34,627	—	(9,470)	—	25,157	(2,966)	—	22,191
Inventories	2,141	—	(285)	—	1,856	(82)	—	1,774
Notes receivable, net of allowance	11,367	—	(8,098)	—	3,269	—	—	3,269
Investment in unconsolidated joint ventures	151,806	—	—	61,984	213,790	—	130,276	344,066
Deferred costs, net	16,073	—	(2,666)	—	13,407	(481)	—	12,926
Prepaid expenses	11,884	—	(2,610)	—	9,274	(374)	—	8,900
Derivative assets, net	237	—	(5)	—	232	—	—	232
Other assets	7,118	—	(1,835)	—	5,283	—	(H)	—	5,283
Intangible asset, net	2,698	—	(2,698)	—	—	—	—	—
Due from affiliates	1,884	—	—	—	1,884	—	—	1,884
Due from third-party hotel managers	57,670	—	(17,283)	—	40,387	(9,040)	—	31,347

Total assets	$3,471,690	$124,570	$(835,235)	$(59,586)	$2,701,439	$(128,496)	$130,276	$2,703,219

Liabilities and Equity
Liabilities:
Indebtedness	$2,390,725	$—	$(627,685)	—	$1,763,040	$(102,224)	—	$1,660,816
Accounts payable and accrued expenses	81,573	—	(16,176	)(F)	—	65,397	(3,197)	—	62,200
Dividends payable	19,250	—	—	—	19,250	—	—	19,250
Unfavorable management contract liabilities	10,553	—	(593)	—	9,960	(6,553)	—	3,407
Due to related party, net	1,373	—	—	—	1,373	—	—	1,373
Due to third-party hotel managers	2,058	—	(671)	—	1,387	—	—	1,387
Liabilities associated with marketable securities	3,511	—	—	—	3,511	—	—	3,511
Other liabilities	6,408	—	(4,758)	—	1,650	—	—	1,650

Total liabilities	$2,515,451	$—	$(649,883)	$—	$1,865,568	$(111,974)	$—	$1,753,594

Redeemable noncontrolling interests in operating partnership	196,468	—	(24,300	)(G)	8,519	(G)	180,687	(2,166	)(G)	17,079	(G)	195,600

Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized:
Series A Cumulative Preferred Stock, 1,657,206 shares issued and outstanding at March 31, 2013	17	—	—	—	17	—	—	17
Series D Cumulative Preferred Stock, 9,468,706 shares issued and outstanding at March 31, 2013	95	—	—	—	95	—	—	95
Series E Cumulative Preferred Stock, 4,630,000 shares issued and outstanding at March 31, 2013	46	—	—	—	46	—	—	46
Common stock, $0.01 par value, 200,000,000 shares authorized, 124,896,765 shares issued, 68,332,627 shares outstanding at March 31, 2013	1,249	110	—	1,359	—	—	1,359

Additional paid-in capital	1,759,037	125,780	(162,729)	(71,105)	1,650,983	(14,356)	113,197	1,749,824
Accumulated other comprehensive loss	(277)	—	—	—	(277)	—	—	(277)
Accumulated deficit	(837,169)	(1,320)	—	3,000	(835,489)	—	—	(835,489)
Treasury stock, at cost (56,564,138 shares at March 31, 2013)	(164,389)	—	—	—	(164,389)	—	—	(164,389)

Total stockholders’ equity of the Company	758,609	124,570	(162,729)	(68,105)	652,345	(14,356)	113,197	751,186
Noncontrolling interests in consolidated entities	1,162	—	1,677	—	2,839	—	—	2,839

Total equity	759,771	124,570	(161,052)	(68,105)	655,184	(14,356)	113,197	754,025

Total liabilities and equity	$3,471,690	$124,570	$(835,235)	$(59,586)	$2,701,439	$(128,496)	$130,276	$2,703,219

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

(A)	Represents the historical consolidated financial position of Ashford Trust reported in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.
(B)	Represents gross cash proceeds of $132.0 million less the 4.25% underwriter discount of approximately $5.6 million, approximately $0.5 million of estimated offering expenses and approximately $1.3 million to pay the common stock dividend for the quarter ending June 30, 2013, to stockholders of record on June 28, 2013, with respect to the shares issued in this offering (assuming no exercise of the underwriters’ option to purchase additional shares occurs), common stock issued and additional paid-in capital from the issuance of 11,000,000 shares of common stock at a price to the public of $12.00 per share in this offering.
(C)	Represents the historical combined consolidated financial position of Ashford Prime Properties as of March 31, 2013.
(D)	Represents adjustments for: (i) the contribution of the Ashford Prime Properties and Ashford Trust’s 20% non-controlling interest in Ashford Prime OP; (ii) the investment of the net proceeds of this offering in connection with the contemplated spin-off; and (iii) an estimated $3.0 million received from Ashford Prime related to the acquisition of three taxable REIT subsidiaries. Ashford Trust’s 20% ownership interest of common units of Ashford Prime OP will increase upon Ashford Prime’s exercise of its option to acquire the Crystal Gateway Marriott for common units.
(E)	Represents Ashford Prime’s exercise of its option to acquire the Crystal Gateway Marriott as of March 31, 2013 for an assumed purchase price of $232.5 million based on management’s estimate of current market value and Ashford Prime’s assumption of $102.2 million in property-level mortgage debt secured by that hotel property.
(F)	Accounts payable and accrued expenses have been adjusted for the effect of income taxes.
(G)	Represents the existing 13.11% of noncontrolling interest in Ashford Trust OP at March 31, 2013.
(H)	Other assets have been adjusted for the effect of income taxes as if the consolidated group filed without Ashford Prime and the Crystal Gateway Marriott.

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended March 31, 2013

(in thousands, except share and per share amounts)

Ashford Consolidated Historical(A)	Spin-Off of Ashford Prime(B)	Separation Adjustments(C)	Sub-total	Crystal Gateway Marriott(D)	Separation Adjustments(E)	Ashford Consolidated Pro Forma
Revenue
Rooms	$183,469	$(38,618)	$—	$144,851	$(8,277)	$—	$136,574
Food and beverage	39,650	(13,094)	—	26,556	(3,581)	—	22,975
Other	8,716	(2,374)	—	6,342	(517)	—	5,825

Total hotel revenue	231,835	(54,086)	—	177,749	(12,375)	—	165,374
Other	107	—	—	(G)	107	—	—	107

Total Revenue	231,942	(54,086)	—	177,856	(12,375)	—	165,481
Expenses
Hotel operating expenses:
Rooms	42,156	(9,506)	—	32,650	(2,027)	—	30,623
Food and beverage	27,175	(8,737)	—	18,438	(2,569)	—	15,869
Other expenses	68,292	(14,255)	—	54,037	(3,117)	—	50,920
Management fees	9,893	(2,255)	—	7,638	(371)	—	7,267

Total hotel operating expenses	147,516	(34,753)	—	112,763	(8,084)	—	104,679
Property taxes, insurance and other	12,248	(2,927)	—	9,321	(690)	—	8,631
Depreciation and amortization	32,480	(7,450)	—	25,030	(1,115)	—	23,915
Impairment charges	(96)	—	—	(96)	—	—	(96)
Corporate general and administrative	14,516	(3,779)	—	(H)	10,737	(580)	—	10,157

Total Operating Expenses	206,664	(48,909)	—	157,755	(10,469)	—	147,286

Operating income	25,278	(5,177)	—	20,101	(1,906)	—	18,195
Equity in loss of unconsolidated joint ventures	(6,888)	—	(839)	(7,727)	—	56	(7,671)
Interest income	36	(10)	—	26	(2)	—	24
Other income	5,822	—	—	5,822	—	—	5,822
Interest expense and amortization of loan costs	(35,380)	7,892	—	(27,488)	1,618	—	(25,870)
Write-off of loan costs and exit fees	(1,971)	1,971	—	—	—	—	—
Unrealized gain on marketable securities	2,701	—	—	2,701	—	—	2,701
Unrealized loss on derivatives	(7,149)	31	—	(7,118)	—	—	(7,118)

INCOME (LOSS) BEFORE INCOME TAXES	(17,551)	4,707	(839)	(13,683)	(290)	56	(13,917)
Income tax expense	(604)	194	(F)	—	(410)	10	(F)	—	(400)

NET INCOME (LOSS)	(18,155)	4,901	(839)	(14,093)	(280)	56	(14,317)
Loss from consolidated entities attributable to noncontrolling interests	707	(704)	—	3	—	—	3
Net loss attributable to redeemable noncontrolling interests in operating partnership	2,762	—	—	2,762	—	—	2,762

NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	(14,686)	4,197	(839)	(11,328)	(280)	56	(11,552)
Preferred dividends	(8,490)	—	—	(8,490)	—	—	(8,490)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(23,176)	$4,197	$(839)	$(19,818)	$(280)	$56	$(20,042)

LOSS PER SHARE—BASIC AND DILUTED:
Basic:
Loss attributable to common stockholders	$(0.34)

Weighted average common shares outstanding—basic	67,682

Diluted:
Loss attributable to common stockholders	$(0.34)

Weighted average common shares outstanding—diluted	67,682

Dividends declared per common share	$0.12

Amounts attributable to common stockholders:
Net Income (loss)	$(14,686)	$4,197	$(839)	$(11,328)	$(280)	$56	$(11,552)
Preferred dividends	(8,490)	—	—	(8,490)	—	—	(8,490)

Net income (loss) attributable to common stockholders	$(23,176)	$4,197	$(839)	$(19,818)	$(280)	$56	$(20,042)

ASHFORD HOSPITALITY TRUST, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Year Ended December 31, 2012

(in thousands, except share and per share amounts)

Ashford Consolidated Historical(A)	Spin-Off of Ashford Prime(B)	Separation Adjustments(C)	Sub-total	Crystal Gateway Marriott(D)	Separation Adjustments(E)	Ashford Consolidated Pro Forma
Revenue
Rooms	$727,124	$(160,811)	$—	$566,313	$(34,750)	$—	$531,563
Food and beverage	160,488	(50,784)	—	109,704	(14,928)	—	94,776
Other	34,689	(9,593)	—	25,096	(1,964)	—	23,132

Total hotel revenue	922,301	(221,188)	—	701,113	(51,642)	—	649,471
Other	305	—	—	(G)	305	—	—	305

Total Revenue	922,606	(221,188)	—	701,418	(51,642)	—	649,776
Expenses
Hotel operating expenses:
Rooms	166,625	(37,001)	—	129,624	(7,892)	—	121,732
Food and beverage	108,274	(33,377)	—	74,897	(9,731)	—	65,166
Other expenses	276,949	(59,013)	—	217,936	(13,956)	—	203,980
Management fees	38,492	(9,360)	—	29,132	(1,549)	—	27,583

Total hotel operating expenses	590,340	(138,751)	—	451,589	(33,128)	—	418,461
Property taxes, insurance and other	44,903	(10,236)	—	34,667	(2,596)	—	32,071
Depreciation and amortization	133,979	(29,549)	—	104,430	(5,836)	—	98,594
Impairment charges and other	(5,440)	—	—	(5,440)	—	—	(5,440)
Corporate general and administrative	44,050	(10,846)	—	(H)	33,204	(1,668)	—	31,536

Total Operating Expenses	807,832	(189,382)	—	618,450	(43,228)	—	575,222

Operating income	114,774	(31,806)	—	82,968	(8,414)	—	74,554
Equity in earnings (loss) of unconsolidated joint ventures	(20,833)	—	(323)	(21,156)	—	351	(20,805)
Interest income	125	(29)	—	96	(11)	—	85
Other income	31,700	—	3,000	34,700	—	—	34,700
Interest expense and amortization of loan costs	(144,796)	31,244	—	(113,552)	6,630	—	(106,922)
Write-off of loan costs and exit fees	(3,998)	—	—	(3,998)	—	—	(3,998)
Unrealized gain on marketable securities	2,502	—	—	2,502	—	—	2,502
Unrealized loss on derivatives	(35,657)	—	—	(35,657)	—	—	(35,657)

INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(56,183)	(591)	2,677	(54,097)	(1,795)	351	(55,541)
Income tax expense	(2,375)	1,456	(F)	—	(919)	39	(F)	—	(880)

INCOME (LOSS) FROM CONTINUING OPERATIONS	(58,558)	865	2,677	(55,016)	(1,756)	351	(56,421)
Loss from discontinued operations	(3,650)	—	—	(3,650)	—	—	(3,650)

NET INCOME (LOSS)	(62,208)	865	2,677	(58,666)	(1,756)	351	(60,071)
Income from consolidated entities attributable to noncontrolling interests	(868)	752	—	(116)	—	—	(116)
Net loss attributable to redeemable noncontrolling interests in operating partnership	9,296	—	—	9,296	—	—	9,296

NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	(53,780)	1,617	2,677	(49,486)	(1,756)	351	(50,891)
Preferred dividends	(33,802)	—	—	(33,802)	—	—	(33,802)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(87,582)	$1,617	$2,677	$(83,288)	$(1,756)	$351	$(84,693)

LOSS PER SHARE—BASIC AND DILUTED:
Basic:
Loss from continuing operations attributable to common stockholders	$(1.25)
Loss from discontinued operations attributable to common stockholders	(0.05)

Loss attributable to common stockholders	$(1.30)

Weighted average common shares outstanding—basic	67,533

Diluted:
Loss from continuing operations attributable to common stockholders	$(1.25)
Loss from discontinued operations attributable to common stockholders	(0.05)

Loss attributable to common stockholders	$(1.30)

Weighted average common shares outstanding—diluted	67,533

Dividends declared per common share	$0.44

Amounts attributable to common stockholders:
Income (loss) from continuing operations, net of tax	$(50,570)	$1,617	$2,677	$(46,276)	$(1,756)	$351	$(47,681)
Loss from discontinued operations, net of tax	(3,210)	—	—	(3,210)	—	—	(3,210)
Preferred dividends	(33,802)	—	—	(33,802)	—	—	(33,802)

Net income (loss) attributable to common stockholders	$(87,582)	$1,617	$2,677	$(83,288)	$(1,756)	$351	$(84,693)

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(A)	Represents the historical consolidated financial position of Ashford Trust as reported by Ashford Trust in its Quarterly Report on Form 10-Q for the three months ended March 31, 2013 and in its Annual Report on Form 10-K for the year ended December 31, 2012.
(B)	Represents the historical combined consolidated statements of operations of the Ashford Prime Properties for the three months ended March 31, 2013 and the year ended December 31, 2012.
(C)	Represents Ashford Trust’s share of loss attributable to its 20% non-controlling interest in Ashford Prime OP for the three months ended March 31, 2013 and the year ended December 31, 2012 and reflects an estimated $3.0 million received from Ashford Prime related to the acquisition of three taxable REIT subsidiaries. Ashford Trust’s 20% ownership interest of common units of Ashford Prime OP will increase upon Ashford Prime’s exercise of its option to acquire the Crystal Gateway Marriott for units.
(D)	Represents the historical combined statements of operations of the Crystal Gateway Marriott for the three months ended March 31, 2013 and the year ended December 31, 2012.
(E)	Represents adjustments for Ashford Trust’s share of income attributable to its 20% non-controlling interest in the Crystal Gateway Marriott for the three months ended March 31, 2013 and the year ended December 31, 2012. Ashford Trust’s 20% ownership interest of common units of Ashford Prime OP will increase upon Ashford Prime’s exercise of its option to acquire the Crystal Gateway Marriott for units.
(F)	Income tax expense has been adjusted as if the consolidated group filed without Ashford Prime and the Crystal Gateway Marriott.
(G)	Represents the base fee payable to Ashford Hospitality Advisors LLC, a subsidiary of Ashford Trust and Ashford Prime’s external advisor, equal to 0.70% per annum of the total enterprise value of Ashford Prime, calculated as 0.70% of (i) the product of the number of shares of common stock outstanding upon completion of the separation and distribution and the related transactions, on a fully diluted basis, and the volume weighted average price per share, plus (ii) the aggregate principal amount of Ashford Prime’s outstanding consolidated indebtedness (including Ashford Prime’s proportionate share of debt of any entity that is not consolidated but excluding Ashford Prime’s joint venture partners’ proportionate share of any consolidated debt), plus (iii) the liquidation value of Ashford Prime’s outstanding preferred equity.
(H)	Represents reimbursement of the external advisor for certain expenses, including employment and travel expenses of employees of Ashford Prime’s external advisor providing internal audit services.

NON-GAAP FINANCIAL MEASURES

The following non-GAAP presentations of EBITDA, Adjusted EBITDA, Hotel EBITDA, funds from operations (“FFO”) and adjusted FFO (“AFFO”) are made to help investors in evaluating our operating performance.

EBITDA is defined as net income (loss) attributable to the Company before interest expense and amortization of loan costs, interest income other than interest from mezzanine loans, income taxes and depreciation and amortization. We adjust EBITDA to exclude certain additional items such as write-off of loan costs and exit fees, non-cash items, and various other items which are detailed in the following table (“Adjusted EBITDA”). We also present Hotel EBITDA, which is Adjusted EBITDA for the hotel properties before corporate general and administrative expense, before corporate-level property taxes, insurance and other items and after other adjustments shown in the following tables. EBITDA, Adjusted EBITDA and Hotel EBITDA exclude amounts attributable to the portion of our joint venture owned by the third party. We present EBITDA, Adjusted EBITDA and Hotel EBITDA because we believe they reflect more accurately the ongoing performance of our hotel assets and other investments and provide more useful information to investors as they are indicators of our ability to meet our future debt payment requirements, working capital requirements and they provide an overall evaluation of our financial condition. We also believe, with respect to Hotel EBITDA, that property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and effectiveness of the management companies operating our business on a property-level basis. EBITDA, Adjusted EBITDA and Hotel EBITDA as calculated by us may not be comparable to EBITDA, Adjusted EBITDA and Hotel EBITDA reported by other companies that do not define EBITDA, Adjusted EBITDA and Hotel EBITDA exactly as we define the terms. EBITDA, Adjusted EBITDA and Hotel EBITDA do not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as determined by GAAP as an indicator of liquidity.

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA (in thousands) (unaudited):

	Three Months Ended March 31, 2013					Year Ended December 31, 2012
	Ashford Consolidated Historical	Spin-off of Ashford Prime	Crystal Gateway Marriott	Separation Adjustments	Ashford Consolidated Pro Forma	Ashford Consolidated Historical	Spin-off of Ashford Prime	Crystal Gateway Marriott	Separation Adjustments	Ashford Consolidated Pro Forma
Net income (loss)	$(18,155)	$(4,901)	$280	$(783)	$(14,317)	$(62,208)	$(865)	$1,756	$3,028	$(60,071)
(Income) loss from consolidated entities attributable to noncontrolling interests	707	704	—	—	3	(868)	(752)	—	—	(116)
Net loss attributable to redeemable noncontrolling interests in operating partnership	2,762	—	—	—	2,762	9,296	—	—	—	9,296

Net income (loss) attributable to the Company	(14,686)	(4,197)	280	(783)	(11,552)	(53,780)	(1,617)	1,756	3,028	(50,891)
Interest income	(36)	(10)	(2)	—	(24)	(124)	(28)	(11)	—	(85)
Interest expense and amortization of loan costs	34,972	7,503	1,618	—	25,851	144,857	29,917	6,630	—	108,310
Depreciation and amortization	31,661	6,670	1,115	—	23,876	133,463	26,625	5,836	—	101,002
Impairment charges	(96)	—	—	—	(96)	(1,229)	—	—	—	(1,229)
Income tax expense	604	194	10	—	400	2,352	1,456	39	—	857
Net loss attributable to redeemable noncontrolling interests in operating partnership	(2,762)	—	—	—	(2,762)	(9,296)	—	—	—	(9,296)
Equity in loss of unconsolidated joint ventures	6,888	—	—	783	7,671	20,833	—	—	(28)	20,805
Company’s portion of EBITDA of unconsolidated joint ventures	17,389	—	—	2,636	20,025	78,730	—	—	14,121	92,851

EBITDA	73,934	10,160	3,021	2,636	63,389	315,806	56,353	14,250	17,121	262,324
Amortization of unfavorable management contract liabilities	(612)	(40)	(345)	—	(227)	(2,447)	(158)	(1,380)	—	(909)
Gain on sale/disposition of properties	—	—	—	—	—	(4,488)	—	—	(3,000)	(7,488)
Non-cash gain on insurance settlements	—	—	—	—	—	(91)	—	—	—	(91)
Write-off of loan costs and exit fees	1,971	1,971	—	—	—	4,117	—	—	—	4,117
Other income	(5,822)	—	—	—	(5,822)	(31,700)	—	—	—	(31,700)
Dead deal costs	—	—	—	—	—	869	—	—	—	869
Legal costs related to litigation settlements	—	—	—	—	—	2,491	—	—	—	2,491
Unrealized gain on marketable securities	(2,701)	—	—	—	(2,701)	(2,502)	—	—	—	(2,502)
Unrealized loss on derivatives	7,149	31	—	—	7,118	35,657	—	—	—	35,657
El Conquistador results since appointment of receiver	—	—	—	—	—	1,402	—	—	—	1,402
Equity-based compensation	8,342	—	—	—	8,342	17,440	—	—	—	17,440
Company’s portion of adjustments to EBITDA of unconsolidated joint ventures	19	—	—	324	343	219	—	—	(308)	(89)

Adjusted EBITDA	$82,280	$12,122	$2,676	$2,960	$70,442	$336,773	$56,195	$12,870	$13,813	$281,521

The following table reconciles Adjusted EBITDA to Hotel EBITDA (in thousands) (unaudited):

	Three Months Ended March 31, 2013					Year Ended December 31, 2012
	Ashford Consolidated Historical	Spin-off of Ashford Prime	Crystal Gateway Marriott	Separation Adjustments	Ashford Consolidated Pro Forma	Ashford Consolidated Historical	Spin-off of Ashford Prime	Crystal Gateway Marriott	Separation Adjustments	Ashford Consolidated Pro Forma 2012
Adjusted EBITDA	$82,280	$12,122	$2,676	$2,960	$70,442	$336,773	$56,195	$12,870	$13,813	$281,521
EBITDA adjustments attributable to JV partner	1,227	1,168	—	—	59	4,466	4,250	—	—	216
Income (loss) from consolidated entities attributable to non-controlling interest	(707)	(704)	—	—	(3)	868	752	—	—	116

Adjusted EBITDA (including amounts attributable to noncontrolling interest)	82,800	12,586	2,676	2,960	70,498	342,107	61,197	12,870	13,813	281,853
Non-Hotel entities	321	—	—	—	321	1,300	—	—	—	1,300
Company’s portion of EBITDA of unconsolidated joint ventures	(17,389)	—	—	(2,636)	(20,025)	(78,730)	—	—	(14,121)	(92,851)
Company’s portion of adjustments to EBITDA of unconsolidated joint ventures	(19)	—	—	(324)	(343)	(219)	—	—	308	89
Corporate general and administrative	6,173	3,779	580	—	1,814	21,848	10,847	1,668	—	9,333
Corporate property taxes, insurance, and other	50	142	21	—	(113)	1,156	838	54	—	264
Unfavorable contract liability	612	40	345	—	227	2,447	158	1,380	—	909

Hotel EBITDA (including amounts attributable to noncontrolling interest) (total for properties)	72,548	16,547	3,622	—	52,379	289,909	73,040	15,972	—	200,897
Less: Hotel EBITDA attributable to noncontrolling interest	(1,394)	(1,357)	—	—	(37)	(6,256)	(6,046)	—	—	(210)

Hotel EBITDA	$71,154	$15,190	$3,622	—	$52,342	$283,653	$66,994	$15,972	—	$200,687

Hotel EBITDA (including amounts attributable to noncontrolling interest) (total for properties)	72,548	16,547	3,622	—	52,379	289,909	73,040	15,972	—	200,897
71.74% share of hotels in PIM Highland Holding LLC Portfolio	18,916	—	—	—	18,916	84,547	—	—	—	84,547

Combined Hotel EBITDA	$91,464	$16,547	$3,622	—	$71,295	$374,456	$73,040	$15,972	—	$285,444

The following tables reconcile hotel-level net income (loss) to Hotel EBITDA on a property-by-property basis for the Ashford Prime Properties and on a corporate basis for the year ended December 31, 2012 and the three months ended March 31, 2013 (in thousands) (unaudited):

	Year Ended December 31, 2012
	The Capital Hilton	Hilton La Jolla Torrey Pines	Courtyard San Francisco Downtown	Courtyard Seattle Downtown	Marriott Plano Legacy Town Center	Seattle Marriott Waterfront	Renaissance Tampa International Plaza	Courtyard Philadelphia Downtown	Hotel Total	Corporate / Allocated(1)	Ashford Hospitality Prime, Inc.
Net income attributable to the Company	$5,144	$2,592	$7,363	$3,037	$5,045	$6,724	$2,950	$4,337	$37,192	$(41,737)	$(4,545)
Income from consolidated entities attributable to non-controlling interest	1,824	966	—	—	—	—	—	—	2,790	(2,038)	752

Net income	6,968	3,558	7,363	3,037	5,045	6,724	2,950	4,337	39,982	(43,775)	(3,793)
Non Property Adjustments	—	—	—	—	—	—	—	—	—	15,583	15,583
Interest income	(1)	(2)	(3)	(1)	(1)	(2)	—	(2)	(12)	(16)	(28)
Interest expense	—	—	—	—	—	—	—	2,096	2,096	27,788	29,884
Amortization of loan costs	—	—	—	—	—	—	—	33	33	—	33
Depreciation and amortization	7,474	4,855	2,773	1,778	3,338	3,783	2,193	3,356	29,550	(2,925)	26,625
Income tax expense	572	484	—	—	—	—	—	(17)	1,039	3,345	4,384
Non-Hotel EBITDA ownership expense	272	3	2	46	10	16	1	2	352	—	352

Hotel EBITDA (including amounts attributable to non-controlling interest)	$15,285	$8,898	$10,135	$4,860	$8,392	$10,521	$5,144	$9,805	$73,040	$—	$73,040
Less Hotel EBITDA attributable to noncontrolling interest	(3,821)	(2,225)	—	—	—	—	—	—	(6,046)	—	(6,046)

Hotel EBITDA attributable to the Company	$11,464	$6,673	$10,135	$4,860	$8,392	$10,521	$5,144	$9,805	$66,994	$—	$66,994

(1)	Represents expenses not recorded at the individual hotel property level.

	Three Months March 31, 2013
	The Capital Hilton	Hilton La Jolla Torrey Pines	Courtyard San Francisco Downtown	Courtyard Seattle Downtown	Marriott Plano Legacy Town Center	Seattle Marriott Waterfront	Renaissance Tampa International Plaza	Courtyard Philadelphia Downtown	Hotel Total	Corporate / Allocated(1)	Ashford Hospitality Prime, Inc.
Net income attributable to the Company	$1,316	$192	$1,700	$340	$1,610	$720	$1,437	$623	$7,938	$(12,560)	$(4,622)
Income from consolidated entities attributable to non-controlling interest	469	87	—	—	—	—	—	—	556	(1,260)	(704)

Net income	1,785	279	1,700	340	1,610	720	1,437	623	8,494	(13,820)	(5,326)
Non Property Adjustments	—	—	—	—	—	—	—	—	—	7,104	7,104
Interest income	—	—	(1)	—	—	—	—	(1)	(2)	(8)	(10)
Interest expense	—	—	—	—	—	—	—	512	512	6,983	7,495
Amortization of loan costs	—	—	—	—	—	—	—	8	8	—	8
Depreciation and amortization	1,890	1,387	579	460	871	925	549	789	7,450	(780)	6,670
Income tax expense	49	49	—	—	—	—	—	—	98	521	619
Non-Hotel EBITDA ownership expense	(14)	1	—	—	—	—	—	—	(13)	—	(13)

Hotel EBITDA (including amounts attributable to non-controlling interest)	$3,710	$1,716	$2,278	$800	$2,481	$1,645	$1,986	$1,931	$16,547	$—	$16,547
Less Hotel EBITDA attributable to noncontrolling interest	(928)	(429)	—	—	—	—	—	—	(1,357)	—	(1,357)

Hotel EBITDA attributable to the Company	$2,782	$1,287	$2,278	$800	$2,481	$1,645	$1,986	$1,931	$15,190	$—	$15,190

(1)	Represents expenses not recorded at the individual hotel property level.

The following tables reconcile hotel-level net income to Hotel EBITDA on a property-by-property basis for the two hotel properties subject to the option agreements for the year ended December 31, 2012 and the three months ended March 31, 2013 (in thousands) (unaudited):

	Year Ended December 31, 2012
	Pier House Resort	Crystal Gateway Marriott
Net income	$2,170	$10,141
Interest income	(47)	(9)
Interest expense	1,626	—
Depreciation and amortization	1,489	5,836
Management fee adjustment(1)	374	—
Non-Hotel EBITDA ownership expense	284	4

Hotel EBITDA	$5,896	$15,972

	Three Months Ended March 31, 2013
	Pier House Resort	Crystal Gateway Marriott
Net income	$1,599	$2,508
Interest income	—	(1)
Interest expense	423	—
Depreciation and amortization	373	1,115
Management fee adjustment(1)	119	—
Non-Hotel EBITDA ownership expense	70	—

Hotel EBITDA	$2,584	$3,622

(1)	Represents a contractual adjustment to management fees for differences between the management fee the seller was obligated to pay and the management fee we contracted to pay.

We calculate FFO available to common stockholders and AFFO available to common stockholders in the following table. FFO is calculated on the basis defined by the National Association of Real Estate Investment Trusts (“NAREIT”), which is net income (loss) attributable to common stockholders, computed in accordance with GAAP, excluding gains or losses on sales of properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets. NAREIT developed FFO as a relative measure of performance of an equity REIT to recognize that income-producing real estate historically has not depreciated on the basis determined by GAAP. The calculation of AFFO excludes write-off of loan costs and exit fees, noncash items, and various other items as detailed in the following table. FFO and AFFO exclude amounts attributable to the portion of a partnership owned by the third party. We consider FFO and AFFO to be appropriate measures of the ongoing normalized operating performance as a REIT. We compute FFO in accordance with our interpretation of standards established by NAREIT, which may not be comparable to FFO reported by other REITs that either do not define the term in accordance with the current NAREIT definition or interpret the NAREIT definition differently than us. FFO and AFFO do not represent cash generated from operating activities as determined by GAAP and should not be considered as an alternative to GAAP net income or loss as an indication of financial performance or GAAP cash flows from operating activities as a measure of liquidity. FFO and AFFO are also not indicative of funds available to satisfy cash needs, including the ability to make cash distributions. However, to facilitate a clear understanding of historical operating results, we believe that FFO and AFFO should be considered along with net income or loss and cash flows reported.

The following table reconciles net income (loss) to FFO and AFFO (in thousands) (unaudited):

	Three Months Ended March 31, 2013					Year Ended December 31, 2012
	Ashford Consolidated Historical	Spin-off of Ashford Prime	Crystal Gateway Marriott	Separation Adjustments	Ashford Consolidated Pro Forma	Ashford Consolidated Historical	Spin-off of Ashford Prime	Crystal Gateway Marriott	Separation Adjustments	Ashford Consolidated Pro Forma
Net income (loss)	$(18,155)	$(4,901)	$280	$(783)	$(14,317)	$(62,208)	$(865)	$1,756	$3,028	$(60,071)
(Income) loss from consolidated entities attributable to noncontrolling interests	707	704	—	—	3	(868)	(752)	—	—	(116)
Net loss attributable to redeemable noncontrolling interests in operating partnership	2,762	—	—	—	2,762	9,296	—	—	—	9,296
Preferred dividends	(8,490)	—	—	—	(8,490)	(33,802)	—	—	—	(33,802)

Net loss attributable to common shareholders	(23,176)	(4,197)	280	(783)	(20,042)	(87,582)	(1,617)	1,756	3,028	(84,693)
Depreciation and amortization on real estate	31,615	6,670	1,115	—	23,830	133,246	26,625	5,836	—	100,785
Impairment charges	(96)	—	—	—	(96)	(1,229)	—	—	—	(1,229)
Gain on sale/disposition of properties	—	—	—	—	—	(4,488)	—	—	(3,000)	(7,488)
Non-cash gain on insurance settlements	—	—	—	—	—	(91)	—	—	—	(91)
Net loss attributable to redeemable noncontrolling interests in operating partnership	(2,762)	—	—	—	(2,762)	(9,296)	—	—	—	(9,296)
Equity in loss of unconsolidated joint ventures	6,888	—	—	783	7,671	20,833	—	—	(28)	20,805
Company’s portion of FFO of unconsolidated joint ventures	5,636	—	—	774	6,410	31,496	—	—	6,520	38,016

FFO available to common shareholders	18,105	2,473	1,395	774	15,011	82,889	25,008	7,592	6,520	56,809
Dividends on convertible preferred stock	—	—	—	—	—	—	—	—	—	—
Write-off of loan costs and exit fees	1,971	1,971	—	—	—	4,117	—	—	—	4,117
Legal costs related to litigation settlements	—	—	—	—	—	2,491	—	—	—	2,491
Dead deal costs	—	—	—	—	—	869	—	—	—	869
Other income	393	—	—	—	393	340	—	—	—	340
Unrealized gain on marketable securities	(2,701)	—	—	—	(2,701)	(2,502)	—	—	—	(2,502)
Unrealized loss on derivatives	7,149	31	—	—	7,118	35,657	—	—	—	35,657
El Conquistador results, interest, and amortization of deferred loan costs since appointment of receiver	—	—	—	—	—	2,068	—	—	—	2,068
Equity-based compensation adjustment related to modified employment terms	4,678	—	—	—	4,678	480	—	—	—	480
Company’s portion of adjustments to FFO of unconsolidated joint ventures	19	—	—	400	419	234	—	—	—	234

AFFO available to common shareholders	$29,614	$4,475	$1,395	$1,174	$24,918	$126,643	$25,008	$7,592	$6,520	$100,563

ADDITIONAL FEDERAL INCOME TAX CONSEQUENCES

Tax Legislation

Recent Legislation. Pursuant to recently enacted legislation, as of January 1, 2013, (1) the maximum federal income tax rate on “qualified dividend income” received by U.S. holders (as defined in the accompanying prospectus) taxed at individual rates is 20%, (2) the maximum federal income tax rate on long-term capital gain applicable to U.S. holders taxed at individual rates is 20%, and (3) the highest marginal individual federal income tax rate is 39.6%.

Pursuant to such legislation, the backup withholding rate remains at 28%. Such legislation also makes permanent certain federal income tax provisions that were scheduled to expire on December 31, 2012. Also as of January 1, 2013, U.S. holders that are individuals, trusts and estates whose income exceeds certain thresholds are subject to a 3.8% Medicare tax on their net investment income, which would include dividends on our stock and any gain from the disposition of our stock. We urge you to consult your tax advisors regarding the impact of this legislation on the purchase, ownership and sale of our stock.

Withholding—Foreign Account Tax Compliance Act. As described in “Federal Income Tax Consequences of Our Status as a REIT—Additional U.S. Federal Income Tax Withholding Rules” in the accompanying prospectus, a U.S. withholding tax at a 30% rate will be imposed on dividends and proceeds of sale in respect of our stock held by or through certain foreign financial institutions (including investment funds), unless various information reporting requirements are satisfied. These reporting requirements include such institution entering into an agreement with the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. Accordingly, the entity through which our stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, our stock held by an investor that is a nonfinancial non-U.S. entity will be subject to withholding at a rate of 30%, unless such entity either: (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the Secretary of the Treasury. The withholding tax described above will apply to payments of dividends on our stock made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of such stock on or after January 1, 2017. Prospective investors should consult their tax advisors regarding these withholding provisions.

Taxation of Non-U.S. Holders

The fifth and sixth paragraphs in the section of the accompanying prospectus entitled “Federal Income Tax Consequences of Our Status as a REIT—Taxation of Non-U.S. Holders” are superseded and replaced in their entirety by the following two paragraphs:

If our stock constitutes a United States real property interest, as defined in the accompanying prospectus, unless we are a “domestically-controlled REIT,” as defined below or the distribution is with respect to a class of our stock regularly traded on an established securities market located in the United States the distribution will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below, and we must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we may withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. holder may incur tax on distributions that are attributable (or deemed so attributable pursuant to applicable Treasury regulations) to gain from our sale or exchange of “United States real property interests” under special provisions of the federal income tax laws referred to as “FIRPTA.” The term “United States real property interests” includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property. Under those rules, a non-U.S. holder is taxed on distributions attributable (or deemed attributable) to gain from sales of United States real property interests as if such gain were effectively connected with a United States business of the non-U.S. holder. A non-U.S. holder thus would be taxed on such a distribution at the normal rates, including applicable capital gains rates, applicable to U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Except as described below with respect to regularly traded stock, we must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. holder may receive a credit against its tax liability for the amount we withhold. Any distribution with respect to any class of stock which is regularly traded on an established securities market located in the United States, will not be treated as gain recognized from the sale or exchange of a United States real property interest if the non-U.S. holder did not own more than 5% of such class of stock at any time during the one-year period preceding the distribution. As a result, non-U.S. holders generally will be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We anticipate that our common stock will be regularly traded on an established securities market in the United States following this offering. If our common stock is not regularly traded on an established securities market in the United States or the non-U.S. holder owned more than 5% of our common stock at any time during the one-year period preceding the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described above. Moreover, if a non-U.S. holder disposes of our common stock during the 30-day period preceding the ex-dividend date of a dividend, and such non-U.S. holder (or a person related to such non-U.S. holder) acquires or enters into a contract or option to acquire our common stock within 61 days of the first day of the 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a United States real property interest capital gain to such non-U.S. holder, then such non-U.S. holder will be treated as having United States real property interest capital gain in an amount that, but for the disposition, would have been treated as United States real property interest capital gain.

Tax Considerations Relating to the Spin-Off

Tax Classification of the Spin-Off in General. For U.S. federal income tax purposes, the spin-off will not be eligible for treatment as a tax-free distribution by us with respect to our stock. Accordingly, the spin-off will be treated as if we had distributed to each of our stockholders an amount equal to the fair market value of the Ashford Prime common stock received by such stockholder (including any fractional shares deemed to be received, as described below), determined as of the date of the spin-off (such amount, the “spin-off distribution amount”). The U.S. federal income tax consequences of the spin-off on our stockholders are thus generally the same as the U.S. federal income tax consequences of cash distributions by us. The discussion below describes the U.S. federal income tax consequences to a U.S. holder, a non-U.S. holder (each as defined in the accompanying prospectus), and a tax-exempt U.S. holder of our stock upon the receipt of Ashford Prime common stock in the spin-off.

Although we will ascribe a value to the Ashford Prime shares distributed in the spin-off, this valuation is not binding on the IRS or any other taxing authority. These taxing authorities could ascribe a higher valuation to the distributed Ashford Prime shares, particularly if, following the spin-off, those shares trade at prices significantly above the value ascribed to those shares by us. Such a higher valuation may affect the distribution amount and thus the U.S. federal income tax consequences of the spin-off to our stockholders.

Any cash received by a holder of our stock in lieu of a fractional share of Ashford Prime common stock should be treated as if such fractional share had been (i) received by the stockholder as part of the spin-off and then (ii) sold by such stockholder for the amount of cash received. Because (as described below) the basis of the fractional share deemed received by the holder of our stock will equal the fair market value of such share on the date of the spin-off, a holder of our stock generally should not recognize additional gain or loss on the transaction described in (ii) of the preceding sentence.

We will be required to recognize any gain, but will not be permitted to recognize any loss, with respect to the Ashford Prime shares that we distribute in the spin-off.

Tax Basis and Holding Period of Ashford Prime Shares Received by Holders of Our Stock. A holder of our shares’ tax basis in shares of Ashford Prime common stock received in the spin-off (including any fractional shares deemed to be received, as described below) generally will equal the fair market value of such shares on the date of the spin-off, and the holding period for such shares will begin the day after the date of the spin-off.

Tax Treatment of the Spin-Off to U.S. Holders. The following discussion describes the U.S. federal income tax consequences to a U.S. holder of our stock upon the receipt of Ashford Prime common stock in the spin-off.

Ordinary Dividends. The portion of the spin-off distribution amount received by a U.S. holder that is payable out of our current or accumulated earnings and profits for the year of the distribution and that is not designated by us as a capital gain dividend will generally be taken into account by such U.S. holder as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, dividends paid by us are not eligible for taxation at the preferential income tax rates for qualified dividends received by U.S. holders that are individuals, trusts and estates from taxable C corporations. Such U.S. holders, however, are taxed at the preferential rates on dividends designated by and received from a REIT such as us to the extent that the dividends are attributable to:

1.	income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax), or

2.	dividends received by the REIT from TRSs or other taxable C corporations.

Non-Dividend Distributions. A distribution to U.S. holders in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distribution does not exceed the adjusted tax basis of the holder’s shares in respect of which the distribution was made. Rather, the distribution will reduce the adjusted tax basis of the holder’s shares. To the extent that such distribution exceeds the adjusted tax basis of a U.S. holder’s shares, the holder generally must include such distribution in income as long-term capital gain, or short-term capital gain if the holder’s shares have been held for one year or less.

Capital Gain Dividends. A distribution that we designate as a capital gain dividend will generally be taxed to U.S. holders as long-term capital gain, to the extent that such distribution does not exceed our actual net capital gain for the taxable year, without regard to the period for which the holder that receives such distribution has held our stock. Corporate U.S. holders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at reduced maximum federal rates in the case of U.S. holders that are individuals, trusts and estates, and ordinary income rates in the case of stockholders that are corporations.

Tax Treatment of the Spin-Off to Non-U.S. Holders. The following discussion describes the U.S. federal income tax consequences to a non-U.S. holder of our stock upon the receipt of Ashford Prime common stock in the spin-off.

Ordinary Dividends. The portion of the spin-off distribution amount received by a non-U.S. holder that is (1) payable out of our current and accumulated earnings and profits for the year of the distribution, (2) not attributable to our capital gains, and (3) not effectively connected with a U.S. trade or business of the non-U.S. holder, will be treated as a dividend that is subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. holders are taxed with respect to such dividends. Such income must generally be reported on a U.S. federal income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation unless reduced or eliminated by tax treaty.

Non-Dividend Distributions. Unless our stock constitutes a United States real property interest (as defined in the accompanying prospectus), the spin-off distribution amount, to the extent not made out of Ashford’s earnings and profits, will not be subject to U.S. income tax. If we cannot determine at the time of the spin-off whether or not the spin-off distribution amount will exceed current and accumulated earnings and profits, the spin-off distribution amount will be subject to withholding at the rate applicable to ordinary dividends, as described above.

If our stock constitutes a United States real property interest, distributions that we make in excess of the sum of (a) the stockholder’s proportionate share of our earnings and profits, plus (b) the stockholder’s basis in our stock, will be taxed under FIRPTA (as defined in the accompanying prospectus) in the same manner as if the stock had been sold. In such situations, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment and same tax rates as a U.S. holder with respect to such excess, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals.

We anticipate that we will be a United States real property holding corporation based on our investment strategy. Further, it is anticipated that we will be a domestically-controlled qualified investment entity.

See “Federal Income Tax Consequences of Our Status as a REIT—Taxation of Non-U.S. Holders” in the accompanying prospectus (as amended as set forth in “—Taxation of Non-U.S. Holders” above) for a discussion of applicable tests in determining whether our stock constitutes a United States real property interest and whether capital gain distributions to a non-U.S. holder would be subject to tax under FIRPTA.

Withholding of Amounts Distributable to Non-U.S. Holders in the Spin-Off. If we are required to withhold any amounts otherwise distributable to a non-U.S. holder in the spin-off, we or other applicable withholding agents will collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of Ashford Prime common stock that such non-U.S. holder would otherwise receive, and such holder may bear brokerage or other costs for this withholding procedure. A non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the amounts withheld exceeded the holder’s U.S. tax liability for the year in which the spin-off occurred.

Tax Treatment of the Spin-Off to Tax-Exempt Entities. While some investments in real estate may generate unrelated business taxable income, the IRS has ruled that in a published ruling dividend distributions from a REIT to a tax-exempt entity do not constitute unrelated business taxable income. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) stock is not otherwise used in an unrelated trade or business, the spin-off generally should not give rise to unrelated business taxable income to a tax-exempt stockholder.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different unrelated business taxable income rules, which generally require such stockholders to characterize distributions that we make as unrelated business taxable income.

In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as unrelated business taxable income, if we are a “pension-held REIT.” The ownership and transfer restrictions in our charter reduce the risk that we may become a “pension-held REIT.” See “Federal Income Tax Consequences of Our Status as a REIT—Taxation of Tax-Exempt Stockholders” in the accompanying prospectus for a discussion of the determination of a “pension-held REIT.”

Time for Determination of the Tax Impact of the Spin-Off. The actual tax impact of the spin-off will be affected by a number of factors that are unknown at this time, including our final earnings and profits for 2013 (including as a result of the gain, if any, we recognize in the spin-off), the fair market value of Ashford Prime’s common stock on the date of the spin-off and sales of FIRPTA or other capital assets. Thus, a definitive calculation of the U.S. federal income tax impact of the spin-off will not be possible until after the end of the 2013 calendar year. We will notify our stockholders of the tax attributes of the spin-off (including the spin-off distribution amount) on an IRS Form 1099-DIV.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and Morgan Stanley & Co. LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	3,850,000
Deutsche Bank Securities Inc.	2,200,000
Morgan Stanley & Co. LLC	1,650,000
KeyBanc Capital Markets Inc.	990,000
Credit Agricole Securities (USA) Inc.	770,000
Credit Suisse Securities (USA) LLC	550,000
Robert W. Baird & Co. Incorporated	330,000
Stifel, Nicolaus & Company, Incorporated	330,000
Cantor Fitzgerald & Co.	110,000
JMP Securities LLC	110,000
MLV & Co. LLC	110,000

Total	11,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $.30 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option
Public offering price	$12.00	$132,000,000	$151,800,000
Underwriting discount	$.51	$5,610,000	$6,451,500
Proceeds, before expenses, to us	$11.49	$126,390,000	$145,348,500

The expenses of the offering, not including the underwriting discount, are estimated at approximately $500,000 and are payable by us.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus supplement, to purchase up to 1,650,000 additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors have agreed not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, including common units, for 60 days after the date of this prospectus supplement without first obtaining the written consent of the representatives. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any common stock,

•	sell any option or contract to purchase any common stock,

•	purchase any option or contract to sell any common stock,

•	grant any option, right or warrant for the purchase or sale of any common stock,

•	otherwise dispose of or transfer any common stock,

•	request or demand that we file a registration statement related to the common stock, or

•

enter into any swap or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock, including common units. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

New York Stock Exchange Listing

The shares are listed on the NYSE under the symbol “AHT.”

Price Stabilization, Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, KeyBanc Capital Markets Inc., and Credit Suisse Securities (USA) LLC are lenders under our $165 million credit facility. As of March 31, 2013, there were no borrowings outstanding under the facility. In connection with their participation in our credit facility, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, KeyBanc Capital Markets Inc. and Credit Suisse Securities (USA) LLC or their affiliates receive customary fees. An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated is also the lender under four of our mortgage loans with an aggregate original principal amount of approximately $455 million. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated has acted in an advisory capacity in connection with the spin-off of Ashford Prime. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive, including:

(a)	(in the case of Relevant Member States that have not implemented the 2010 PD Amending Directive), legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; and

(b)	(in the case of Relevant Member States that have implemented the 2010 PD Amending Directive), persons or entities that are described in points (1) to (4) of Section I of Annex II to Directive 2004/39/EC, and those who are treated on request as professional clients in accordance with Annex II to Directive 2004/39/EC, or recognized as eligible counterparties in accordance with Article 24 of Directive 2004/39/EC unless they have requested that they be treated as non-professional clients; or

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus supplement has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus supplement contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Andrews Kurth LLP, Dallas, Texas. In addition, the description of federal income tax consequences contained in the section of this prospectus supplement entitled “Additional Federal Income Tax Consequences” and the section in the accompanying prospectus entitled “Federal Income Tax Consequences of Our Status as a REIT” is based on the opinion of Andrews Kurth LLP. Certain legal matters related to the offering will be passed upon for the underwriters by Hunton & Williams LLP. Certain Maryland law matters in connection with this offering will be passed upon for us by Hogan Lovells US LLP. Andrews Kurth LLP and Hunton & Williams LLP will rely on the opinion of Hogan Lovells US LLP as to certain matters of Maryland law.

EXPERTS

The consolidated financial statements of Ashford Hospitality Trust, Inc. and subsidiaries appearing in its Annual Report (Form 10-K) for the year ended December 31, 2012 (including schedules appearing therein), and the effectiveness of Ashford Hospitality Trust, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of PIM Highland Holding LLC and subsidiaries appearing in Ashford Hospitality Trust, Inc. and subsidiaries’ Annual Report (Form 10-K) for the year ended December 31, 2012, as amended by the Form 10-K/A filed with the SEC on March 12, 2013, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined consolidated financial statements of The Ashford Hospitality Prime Hotels as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 (including schedule appearing therein) appearing in Ashford Hospitality Trust, Inc. and subsidiaries’ Current Report (Form 8-K) dated June 19, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Ashford Crystal Gateway as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 appearing in Ashford Hospitality Trust, Inc. and subsidiaries’ Current Report (Form 8-K) dated June 19, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheet of Ashford Hospitality Prime, Inc. and subsidiaries as of April 8, 2013 appearing in Ashford Hospitality Trust, Inc. and subsidiaries’ Current Report (Form 8-K) dated June 19, 2013, has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated balance sheet is incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Pier House Joint Venture incorporated in this prospectus supplement by reference from the Ashford Hospitality Trust, Inc. Form 8-K filed with the SEC on June 19, 2013, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to other documents that we file with the SEC. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus supplement or the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement, and later information filed with the SEC will update and supersede this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offering of securities covered by this prospectus is complete, including, but not limited to, after the date of the initial registration statement of which this prospectus supplement and the accompanying prospectus is a part and prior to the effectiveness of such registration statement:

•

our annual report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 1, 2013, including the information specifically incorporated by reference therein from our proxy statement that was part of our Schedule 14A filed with the SEC on April 12, 2013, as amended by Form 10-K/A filed with the SEC on March 12, 2013;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2013 filed with the SEC on May 9, 2013; and

•	our current reports on Form 8-K filed with the SEC on January 9, 2013, January 29, 2013, March 4, 2013, May 17, 2013, May 23, 2013 and June 19, 2013.

You may obtain copies of these documents at no cost by writing or telephoning us at the following address:

Investor Relations

Ashford Hospitality Trust, Inc.

14185 Dallas Parkway, Suite 1100

Dallas, Texas 75254

(972) 490-9600

PROSPECTUS

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

RIGHTS

Under this prospectus, we may offer, from time to time, in one or more series or classes, the securities described in this prospectus.

We will provide the specific terms of any securities we may offer in a supplement to this prospectus. You should carefully read this prospectus and any applicable prospectus supplement before deciding to invest in these securities. Our common stock is listed on the New York Stock Exchange under the symbol “AHT.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

Investing in our securities involves risks. See “Risk Factors” on page 2 for information regarding risks associated with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 17, 2012.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. An offer to sell these securities will not be made in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

i

OUR COMPANY

We are a Maryland corporation that was formed in May 2003 to invest in the hospitality industry at all levels of the capital structure. As of March 31, 2012, our hotel portfolio includes 92 directly owned hotel properties and four hotel properties that we own through majority-owned equity investments in joint ventures. Our hotels are generally upscale and upper-upscale properties under the widely recognized family of brands associated with Hilton, Marriott, Starwood and Intercontinental. Currently, all of our hotels are located in the United States.

In March 2011, we acquired 96 hotel condominium units at WorldQuest Resort in Orlando, Florida (of which two have since been sold), and we also converted our interest in a joint venture that held a mezzanine loan into a 71.74% common equity interest and a $25.0 million preferred equity interest in a new joint venture that holds 28 high quality full and select service hotel properties. At March 31, 2012, we also wholly owned a mezzanine loan receivable with a carrying value of $3.1 million and one note receivable of $8.1 million in connection with a joint venture restructuring. Beginning in March 2008, we have entered into various derivative transactions with financial institutions to hedge our debt, to improve cash flows, and to capitalize on the historical correlation between changes in LIBOR and RevPAR (Revenue Per Available Room).

Our investment strategies focus on the upscale and upper-upscale segments within the lodging industry. We believe that as hotel supply and demand and capital market cycles change, we will be able to shift our investment strategies to take advantage of newly created lodging-related investment opportunities as they develop. As the business cycle changes and the hotel markets improve, we intend to continue to invest in a variety of lodging-related assets based upon our evaluation of diverse market conditions including our cost of capital and the expected returns from those investments.

We are self-advised and own our lodging investments and conduct our business through Ashford Hospitality Limited Partnership, our operating partnership. We are the sole general partner of our operating partnership.

We have elected to be treated as a real estate investment trust, or REIT, for federal income tax purposes. Because of limitations imposed on REITs in operating hotel properties, third-party managers manage each of our hotel properties. Our employees perform, directly through our operating partnership, various acquisition, development, redevelopment, asset management, accounting and corporate management functions. All persons employed in the day-to-day operations of our hotels are employees of the management companies engaged by our lessees, and are not our employees.

Our principal executive offices are located at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254. Our telephone number is (972) 490-9600. Our website is http://www.ahtreit.com. The contents of our website are not a part of this prospectus. Our shares of common stock are traded on the New York Stock Exchange, or the “NYSE,” under the symbol “AHT.”

RISK FACTORS

An investment in our securities involves various risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of our securities.

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement. We may sell, from time to time, in one or more offerings, any combinations of the securities described in this prospectus. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities under this prospectus, we will provide a prospectus supplement that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference, together with other statements and information publicly disseminated by us, contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act, that are subject to risks and uncertainties. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Statements regarding the following subjects are forward-looking by their nature:

•	our business and investment strategy;

•	our projected operating results;

•	our entry into (including the terms and conditions of) any proposed transactions or completion of any pending transactions;

•	our ability to obtain future financing arrangements;

•	our understanding of our competition;

•	market and industry trends;

•	projected capital expenditures; and

•	the impact of technology on our operations and business.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently known to us. These beliefs, assumptions and expectations can change as a result of many potential events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations, plans and objectives may vary materially from those expressed in our forward-looking statements. You should carefully consider this risk when you make an investment decision concerning our securities. Additionally, the following factors could cause actual results to vary from our forward-looking statements:

•

the factors discussed in this prospectus, and in the information incorporated by reference into it, including those set forth in our Annual Report on Form 10-K under the section titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Properties;”

•	general volatility of the capital markets and the market price of our securities;

•	changes in our business or investment strategy;

•	availability, terms and deployment of capital;

•	availability of qualified personnel;

•	changes in our industry and the market in which we operate, interest rates or the general economy; and

•	the degree and nature of our competition.

When we use words or phrases such as “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this prospectus or as of the date they are made, as applicable, and except as otherwise required by federal securities laws, we are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, we expect to use the net proceeds from the sale of these securities for general corporate purposes, which may include acquisitions of additional properties or hospitality-related securities, as suitable opportunities arise, the origination or acquisition of hotel debt, the joint venture of hotel investments, the repayment of outstanding indebtedness, capital expenditures, the expansion, redevelopment or improvement of properties in our portfolio, working capital and other general purposes. Further details regarding the use of the net proceeds of a specific series or class of the securities will be set forth in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our historical ratio of earnings to fixed charges, as adjusted for discontinued operations, for each of the periods indicated and our ratio of earnings to combined fixed charges and preferred stock dividends, as adjusted for discontinued operations, for each of the periods indicated:

	Three Months Ended March 31, 2012	Year Ended December 31,
		2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	*	*	*	*	1.61	1.01
Ratio of earnings to combined fixed charges and preferred stock dividends	**	**	**	**	1.39	**

*	For these periods, earnings were less than fixed charges, and the coverage deficiency was approximately $11,862,000, $53,645,000 and $191,325,000 for the years ended December 31, 2011, 2010 and 2009, respectively, and $14,106,000 for the three months ended March 31, 2012.
**	For these periods, earnings were less than combined fixed charges and preferred stock dividends, and the coverage deficiency was approximately $41,375,000, $74,839,000, $210,647,000 and $22,020,000 for the years ended December 31, 2011, 2010, 2009 and 2007, respectively, and $22,437,000 for the three months ended March 31, 2012.

For purposes of computing the ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred stock dividends and the amount of coverage deficiency, earnings is computed as pre-tax income from continuing operations before equity method earnings or losses from equity investees plus: (a) fixed charges less preferred unit distribution requirements included in fixed charges but not deducted in the determination of earnings and (b) distributed income of equity investees. Fixed charges consist of (a) interest expenses as no interest was capitalized in the periods presented, (b) amortization of debt issuance costs, discount or premium, (c) the interest component of rent expense, and (d) preferred dividend requirements of a majority-owned subsidiary, excluding a non-recurring non-cash dividend paid for the redemption of the Series B-1 preferred stock.

DESCRIPTION OF OUR CAPITAL STOCK

General

We were formed under the laws of the State of Maryland. Rights of our stockholders are governed by the Maryland General Corporation Law, or MGCL, our charter and our bylaws. The following is a summary of the material provisions of our capital stock. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

Authorized Stock

Our charter provides that we may issue up to 200 million shares of voting common stock, par value $.01 per share, and 50 million shares of preferred stock, par value $.01 per share.

Power to Issue Additional Shares of Our Common Stock and Preferred Stock

We believe that the power of our board of directors, without stockholder approval, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock provides us with flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the common stock, will be available for issuance without further action by our stockholders, unless stockholder consent is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue an additional class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company, even if such transaction or change of control involves a premium price for our stockholders or stockholders believe that such transaction or change of control may be in their best interests.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code or “Code,” not more than 50% of the value of the outstanding shares of our stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made by us). In addition, if we, or one or more owners (actually or constructively) of 10% or more of us, actually or constructively owns 10% or more of a tenant of ours (or a tenant of any partnership in which we are a partner), the rent received by us (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. Our stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made by us).

Our charter contains restrictions on the ownership and transfer of our capital stock that are intended to assist us in complying with these requirements and continuing to qualify as a REIT. The relevant sections of our charter provide that, subject to the exceptions described below, no person or persons acting as a group may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (i) 9.8% of the lesser of the number or value of shares of our common stock outstanding or (ii) 9.8% of the lesser of the number or value of the issued and outstanding preferred or other shares of any class or series of our stock. We refer to this restriction as the “ownership limit.”

The ownership attribution rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock (or the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% of our outstanding common stock and thereby subject the common stock to the ownership limit.

Our board of directors may, in its sole discretion, waive the ownership limit with respect to one or more stockholders who would not be treated as “individuals” for purposes of the Code if it determines that such ownership will not cause any “individual’s” beneficial ownership of shares of our capital stock to jeopardize our status as a REIT (for example, by causing any tenant of ours to be considered a “related party tenant” for purposes of the REIT qualification rules).

As a condition of our waiver, our board of directors may require an opinion of counsel or IRS ruling satisfactory to our board of directors, and/or representations or undertakings from the applicant with respect to preserving our REIT status.

In connection with the waiver of the ownership limit or at any other time, our board of directors may decrease the ownership limit for all other persons and entities; provided, however, that the decreased ownership limit will not be effective for any person or entity whose percentage ownership in our capital stock is in excess of such decreased ownership limit until such time as such person or entity’s percentage of our capital stock equals or falls below the decreased ownership limit, but any further acquisition of our capital stock in excess of such percentage ownership of our capital stock will be in violation of the ownership limit. Additionally, the new ownership limit may not allow five or fewer “individuals” (as defined for purposes of the REIT ownership restrictions under the Code) to beneficially own more than 49.0% of the value of our outstanding capital stock.

Our charter provisions further prohibit:

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any person from actually or constructively owning shares of our capital stock that would result in us being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT; and

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any person from transferring shares of our capital stock if such transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our common stock that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to qualify, or to continue to qualify, as a REIT.

Pursuant to our charter, if any purported transfer of our capital stock or any other event would otherwise result in any person violating the ownership limits or the other restrictions in our charter, then any such purported transfer will be void and of no force or effect with respect to the purported transferee or owner (collectively referred to hereinafter as the “purported owner”) as to that number of shares in excess of the ownership limit (rounded up to the nearest whole share). The number of shares in excess of the ownership limit will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us. The trustee of the trust will be designated by us and must be unaffiliated with us and with any purported owner. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. Any dividend or other distribution paid to the purported owner, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand for distribution to the beneficiary of the trust and all dividends and other distributions paid by us with respect to such “excess” shares prior to the sale by the trustee of such shares shall be paid to the trustee for the beneficiary. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit, then our charter provides that the transfer of the excess shares will be void. Subject to Maryland law, effective as of the date that such excess shares have been transferred to the trust, the trustee shall have the authority (at the trustee’s sole discretion and subject to applicable law) (i) to rescind as void any vote cast by a purported owner prior to our discovery that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust, provided that if we have already taken irreversible action, then the trustee shall not have the authority to rescind and recast such vote.

Shares of our capital stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares of our capital stock at market price, the market price on the day of the event which resulted in the transfer of such shares of our capital stock to the trust) and (ii) the market price on the date we, or our designee, accepts such offer. We have the right to accept such offer until the trustee has sold the shares of our capital stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported owner and any dividends or other distributions held by the trustee with respect to such capital stock will be paid to the charitable beneficiary.

If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits. After that, the trustee must distribute to the purported owner an amount equal to the lesser of (i) the net price paid by the purported owner for the shares (or, if the event which resulted in the transfer to the trust did not involve a purchase of such shares at market price, the market price on the day of the event which resulted in the transfer of such shares of our capital stock to the trust) and (ii) the net sales proceeds received by the trust for the shares. Any proceeds in excess of the amount distributable to the purported owner will be distributed to the beneficiary.

Our charter also provides that “Benefit Plan Investors” (as defined in our charter) may not hold, individually or in the aggregate, 25% or more of the value of any class or series of shares of our capital stock to the extent such class or series does not constitute “Publicly Offered Securities” (as defined in our charter).

All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage as provided in the regulations promulgated under the Code) of the lesser of the number or value of the shares of our outstanding capital stock must give written notice to us within 30 days after the end of each calendar year. In addition, each stockholder will, upon demand, be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares of our stock as our board of directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements or any taxing authority or governmental agency or to determine any such compliance.

All certificates representing shares of our capital stock bear a legend referring to the restrictions described above.

These ownership limits could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price over the then prevailing market price for the holders of some, or a majority, of our outstanding shares of common stock or which such holders might believe to be otherwise in their best interest.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock and preferred stock is Computershare Trust Company, N.A.

DESCRIPTION OF OUR COMMON STOCK

The following description of our common stock sets forth certain general terms and provisions of our common stock to which any prospectus supplement may relate, including a prospectus supplement providing that common stock will be issuable upon conversion or exchange of our debt securities or preferred stock or upon the exercise of warrants or rights to purchase our common stock.

All shares of our common stock covered by this prospectus will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock when, as and if authorized by our board of directors out of funds legally available therefor and declared by us and to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of our company, including the preferential rights on dissolution of any class or classes of preferred stock.

Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors and, except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of our board of directors, which means that the holders of a plurality of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of our company. Subject to the provisions of the charter regarding the restrictions on transfer of stock, shares of our common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, transfer all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. Our charter does not provide for a lesser percentage for these matters. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. Because operating assets may be held by a corporation’s subsidiaries, as in our situation, this may mean that a subsidiary of a corporation can transfer all of its assets without a vote of the corporation’s stockholders.

Our charter authorizes our board of directors to reclassify any unissued shares of our common stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption for each such class or series.

DESCRIPTION OF OUR PREFERRED STOCK

Our charter authorizes our board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of any series. Prior to issuance of shares of each series, our board of directors is required by the MGCL and our charter to set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such series. Thus, our board of directors could authorize the issuance of shares of preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that stockholders believe may be in their best interests. As of March 31, 2012, 1,608,631 shares of Series A Preferred Stock, 9,216,479 shares of our Series D Preferred Stock and 4,630,000 shares of our Series E Preferred Stock are outstanding. Our preferred stock will, when issued, be fully paid and nonassessable and will not have, or be subject to, any preemptive or similar rights.

The prospectus supplement relating to the series of preferred stock offered by that supplement will describe the specific terms of those securities, including:

•	the title and stated value of that preferred stock;

•	the number of shares of that preferred stock offered, the liquidation preference per share and the offering price of that preferred stock;

•	the dividend rate(s), period(s) and payment date(s) or method(s) of calculation thereof applicable to that preferred stock;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends on that preferred stock will accumulate;

•	the voting rights applicable to that preferred stock;

•	the procedures for any auction and remarketing, if any, for that preferred stock;

•	the provisions for a sinking fund, if any, for that preferred stock;

•	the provisions for redemption including any restriction thereon, if applicable, of that preferred stock;

•	any listing of that preferred stock on any securities exchange;

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the terms and conditions, if applicable, upon which that preferred stock will be convertible into shares of our common stock, including the conversion price (or manner of calculation of the conversion price) and conversion period;

•	a discussion of federal income tax considerations applicable to that preferred stock;

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any limitations on issuance of any series of preferred stock ranking senior to or on a parity with that series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

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in addition to those limitations described above under “DESCRIPTION OF CAPITAL STOCK — Restrictions on Ownership and Transfer,” any other limitations on actual and constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a REIT; and

•	any other specific terms, preferences, rights, limitations or restrictions of that preferred stock.

Rank

Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our affairs rank:

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senior to all classes or series of common stock and to all equity securities ranking junior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our affairs;

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on a parity with all equity securities issued by us the terms of which specifically provide that those equity securities rank on a parity with the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our affairs; and

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junior to all equity securities issued by us the terms of which specifically provide that those equity securities rank senior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of our affairs.

The term “equity securities” does not include convertible debt securities.

Dividends

Subject to the preferential rights of any other class or series of stock and to the provisions of the charter regarding the restrictions on transfer of stock, holders of shares of our preferred stock will be entitled to receive dividends on such stock when, as and if authorized by our board of directors out of funds legally available therefor and declared by us, at rates and on dates as will be set forth in the applicable prospectus supplement.

Dividends on any series or class of our preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If our board of directors fails to authorize a dividend payable on a dividend payment date on any series or class of preferred stock for which dividends are noncumulative, then the holders of that series or class of preferred stock will have no right to receive a dividend in respect of the dividend period ending on that dividend payment date, and we will have no obligation to pay the dividend accrued for that period, whether or not dividends on such series or class are declared or paid for any future period.

If any shares of preferred stock of any series or class are outstanding, no dividends may be authorized or paid or set apart for payment on the preferred stock of any other series or class ranking, as to dividends, on a parity with or junior to the preferred stock of that series or class for any period unless:

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the series or class of preferred stock has a cumulative dividend, and full cumulative dividends have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment of those dividends is set apart for payment on the preferred stock of that series or class for all past dividend periods and the then current dividend period; or

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the series or class of preferred stock does not have a cumulative dividend, and full dividends for the then current dividend period have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment of those dividends is set apart for the payment on the preferred stock of that series or class.

When dividends are not paid in full (or a sum sufficient for the full payment is not set apart) upon the shares of preferred stock of any series or class and the shares of any other series or class of preferred stock ranking on a parity as to dividends with the preferred stock of that series or class, then all dividends authorized on shares of preferred stock of that series or class and any other series or class of preferred stock ranking on a parity as to dividends with that preferred stock shall be authorized pro rata so that the amount of dividends authorized per share on the preferred stock of that series or class and other series or class of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on the shares of preferred stock of that series or class (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend) and that other series or class of preferred stock bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on preferred stock of that series or class that may be in arrears.

Redemption

We may have the right or may be required to redeem one or more series of preferred stock, in whole or in part, in each case upon the terms, if any, and at the time and at the redemption prices set forth in the applicable prospectus supplement.

If a series of preferred stock is subject to mandatory redemption, we will specify in the applicable articles supplementary and prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid dividends, except in the case of noncumulative preferred stock. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series or class is payable only from the net proceeds of the issuance of our stock, the terms of that preferred stock may provide that, if no such stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, that preferred stock shall automatically and mandatorily be converted into shares of our applicable stock pursuant to conversion provisions specified in the applicable prospectus supplement.

Liquidation Preference

Upon any voluntary or involuntary liquidation or dissolution of us or winding up of our affairs, then, before any distribution or payment will be made to the holders of common stock or any other series or class of stock ranking junior to any series or class of the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of our affairs, the holders of that series or class of preferred stock will be entitled to receive out of our assets legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable prospectus supplement), plus an amount equal to all dividends accrued and unpaid on the preferred stock (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets.

If, upon any voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series or class of preferred stock and the corresponding amounts payable on all shares of other classes or series of our stock of ranking on a parity with that series or class of preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of that series or class of preferred stock and all other classes or series of capital stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If liquidating distributions have been made in full to all holders of any series or class of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of stock ranking junior to that series or class of preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For these purposes, the consolidation or merger of us with or into any other entity, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.

Voting Rights

Holders of preferred stock will not have any voting rights, except as set forth below or as indicated in the applicable prospectus supplement.

Unless provided otherwise for any series or class of preferred stock, so long as any shares of preferred stock of a series or class remain outstanding, we will not, without the affirmative vote or consent of the holders of at least a majority of the shares of that series or class of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series or class voting separately as a class):

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authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking prior to that series or class of preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized stock into any of those shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any of those shares; or

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amend, alter or repeal the provisions of our charter (including articles supplementary establishing any class or series of preferred stock), whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of that series or class of preferred stock or the holders of the preferred stock.

However, any increase in the amount of the authorized preferred stock or the creation or issuance of any other series or class of preferred stock, or any increase in the amount of authorized shares of such series or class or any other series or class of preferred stock, in each case ranking on a parity with or junior to the preferred stock of that series or class with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

These voting provisions will not apply if, at or prior to the time when the act with respect to which that vote would otherwise be required will be effected, all outstanding shares of that series or class of preferred stock have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect that redemption.

Conversion Rights

The terms and conditions, if any, upon which shares of any series or class of preferred stock are convertible into shares of common stock will be set forth in the applicable prospectus supplement. The terms will include:

•	the number of shares of common stock into which the preferred stock is convertible;

•	the conversion price (or manner of calculation of the conversion price);

•	the conversion period;

•	provisions as to whether conversion will be at the option of the holders of the preferred stock or us,

•	the events requiring an adjustment of the conversion price; and

•	provisions affecting conversion in the event of the redemption of the preferred stock.

Series A Preferred Stock

Our board of directors has classified and designated 3,000,000 shares of Series A Preferred Stock, of which 1,608,631 shares were outstanding as of March 31, 2012. The Series A Preferred Stock generally provides for the following rights, preferences and obligations.

Dividend Rights. The Series A Preferred Stock accrues a cumulative cash dividend at an annual rate of 8.55% on the $25.00 per share liquidation preference.

Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of Series A Preferred Stock will be entitled to receive a liquidation preference of $25.00 per share, plus any accumulated, accrued and unpaid dividends (whether or not earned or declared), before any payment or distribution will be made or set aside for holders of any junior stock.

Redemption Provisions. We may redeem Series A Preferred Stock, in whole or from time to time in part, at a cash redemption price equal to 100% of the liquidation preference plus all accrued and unpaid dividends to the date fixed for redemption. The Series A Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

Voting Rights. Holders of Series A Preferred Stock generally have no voting rights, except that if six or more quarterly dividend payments have not been made, our board of directors will be expanded by two seats and the holders of Series A Preferred Stock, voting together as a single class with the holders of all other series of preferred stock that has been granted similar voting rights and is considered parity stock with the Series A Preferred Stock, will be entitled to elect these two directors. In addition, the issuance of senior shares or certain changes to the terms of the Series A Preferred Stock that would be materially adverse to the rights of holders of Series A Preferred Stock cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding Series A Preferred Stock and shares of any class or series of shares ranking on a parity with the Series A Preferred Stock which are entitled to similar voting rights, if any, voting as a single class.

Conversion and Preemptive Rights. The Series A Preferred Stock is not convertible or exchangeable for any of our other securities or property, and holders of shares of our Series A Preferred Stock have no preemptive rights to subscribe for any securities of our company.

Series D Preferred Stock

Our board of directors has classified and designated 9,666,797 shares of Series D Preferred Stock, of which 9,216,479 shares were outstanding as of March 31, 2012. The Series D Preferred Stock generally provides for the following rights, preferences and obligations.

Dividend Rights. The Series D Preferred Stock accrues a cumulative cash dividend at an annual rate of 8.45% on the $25.00 per share liquidation preference; provided, however, that during any period of time that both (i) the Series D Preferred Stock is not listed on either the NYSE, AMEX, or NASDAQ, or on a successor exchange and (ii) we are not subject to the reporting requirements of the Exchange Act, the Series D Preferred Stock will accrue a cumulative cash dividend at an annual rate of 9.45% on the $25.00 per share liquidation preference (equivalent to an annual dividend rate of $2.3625 per share), which we refer to as a special distribution.

Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of Series D Preferred Stock will be entitled to receive a liquidation preference of $25.00 per share, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of liquidation, dissolution or winding up of the affairs of our company, before any payment or distribution will be made to or set apart for the holders of any junior stock.

Redemption Provisions. If at any time both, (i) the Series D Preferred Stock ceases to be listed on either the NYSE, AMEX or NASDAQ, or listed on a successor exchange and (ii) we cease to be subject to the reporting requirement of the Exchange Act, then the Series D Preferred Stock will be redeemable at our option, in whole but not in part, within 90 days of the date upon which the shares cease to be listed or quoted and we cease to be subject to the reporting requirements of the Exchange Act. In such event, the shares of Series D Preferred Stock will be redeemable for a cash redemption price equal to the liquidation value of $25.00 per share, plus accrued and unpaid dividends, whether or not earned or declared, if any, to the redemption date. In addition, during any period in which we are required to pay a special distribution, holders of the Series D Preferred Stock will become entitled to certain information rights related thereto.

Except with respect to the special optional redemption described above and in certain limited circumstances relating to maintaining our ability to qualify as a REIT, we cannot redeem the Series D Preferred Stock prior to July 18, 2012. On and after July 18, 2012, we may redeem the Series D Preferred Stock, in whole or from time to time in part, at a cash redemption price equal to 100% of the $25.00 per share liquidation preference plus all accrued and unpaid dividends to the date fixed for redemption. The Series D Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

Voting Rights. Holders of Series D Preferred Stock generally have no voting rights, except that if six or more quarterly dividend payments have not been made, our board of directors will be expanded by two seats and the holders of Series D Preferred Stock, voting together as a single class with the holders of all other series of preferred stock that has been granted similar voting rights and is considered parity stock with the Series D Preferred Stock, will be entitled to elect these two directors. In addition, the issuance of senior shares or certain changes to the terms of the Series D Preferred Stock that would be materially adverse to the rights of holders of Series D Preferred Stock cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding Series D Preferred Stock and shares of any class or series of shares ranking on a parity with the Series D Preferred Stock which are entitled to similar voting rights, if any, voting as a single class.

Conversion and Preemptive Rights. The Series D Preferred Stock is not convertible or exchangeable for any of our other securities or property, and holders of shares of our Series D Preferred Stock have no preemptive rights to subscribe for any securities of our company.

Series E Preferred Stock

Our board of directors has classified and designated 4,822,000 shares of Series E Preferred Stock, of which 4,630,000 shares were outstanding as of March 31, 2012. The Series E Preferred Stock generally provides for the following rights, preferences and obligations.

Dividend Rights. The Series E Preferred Stock accrues a cumulative cash dividend at an annual rate of 9.00% on the $25.00 per share liquidation preference.

Liquidation Rights. Upon any voluntary or involuntary liquidation, dissolution or winding up of our company, the holders of Series E Preferred Stock will be entitled to receive a liquidation preference of $25.00 per share, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of liquidation, dissolution or winding up of the affairs of our company, before any payment or distribution will be made to or set apart for the holders of any junior stock.

Redemption Provisions. Upon the occurrence of a Change of Control (as defined below), we may, at our option, redeem the Series E Preferred Stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date, we exercise any of our redemption rights relating to the Series E Preferred Stock (whether our optional redemption right or our special optional redemption right), the holders of Series E Preferred Stock will not have the conversion right described below.

A “Change of Control” is when, after the original issuance of the Series E Preferred Stock, the following have occurred and are continuing:

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the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

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following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE Amex or NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE Amex or NASDAQ.

Except with respect to the special optional redemption described above and in certain limited circumstances relating to maintaining our ability to qualify as a REIT, we cannot redeem the Series E Preferred Stock prior to April 18, 2016. On and after April 18, 2016, we may redeem the Series E Preferred Stock, in whole or from time to time in part, at a cash redemption price equal to 100% of the $25.00 per share liquidation preference plus all accrued and unpaid dividends to the date fixed for redemption. The Series E Preferred Stock has no stated maturity and is not subject to any sinking fund or mandatory redemption provisions.

Conversion Rights. Upon the occurrence of a Change of Control, each holder of Series E Preferred Stock will have the right (unless, prior to the change of control conversion date, we have provided or provide notice of our election to redeem the Series E Preferred Stock) to convert some or all of the Series E Preferred Stock held by such holder on the change of control conversion date into a number of shares of our common stock per share of Series E Preferred Stock to be converted equal to the lesser of:

•

the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the change of control conversion date (unless the change of control conversion date is after a record date for a Series E Preferred Stock dividend payment and prior to the corresponding Series E Preferred Stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined below); and

•	9.0909 (the “Share Cap”), subject to certain adjustments;

subject, in each case, to provisions for the receipt of alternative consideration. The “Common Stock Price” will be (i) the amount of cash consideration per share of common stock, if the consideration to be received in the Change of Control by the holders of our common stock is solely cash; or (ii) the average of the closing prices for our common stock on the NYSE for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the consideration to be received in the Change of Control by the holders of our common stock is other than solely cash.

If, prior to the change of control conversion date, we have provided or provide a redemption notice, whether pursuant to our special optional redemption right in connection with a Change of Control or our optional redemption right, holders of Series E Preferred Stock will not have any right to convert the Series E Preferred Stock in connection with the change of control conversion right and any shares of Series E Preferred Stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the change of control conversion date.

Except as provided above in connection with a Change of Control, the Series E Preferred Stock is not convertible into or exchangeable for any other securities or property.

Voting Rights. Holders of Series E Preferred Stock generally have no voting rights, except that if six or more quarterly dividend payments have not been made, our board of directors will be expanded by two seats and the holders of Series E Preferred Stock, voting together as a single class with the holders of all other series of preferred stock that has been granted similar voting rights and is considered parity stock with the Series E Preferred Stock, will be entitled to elect these two directors. In addition, the issuance of senior shares or certain changes to the terms of the Series E Preferred Stock that would be materially adverse to the rights of holders of Series E Preferred Stock cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding Series E Preferred Stock and shares of any class or series of shares ranking on a parity with the Series E Preferred Stock which are entitled to similar voting rights, if any, voting as a single class.

Preemptive Rights. Holders of shares of our Series E Preferred Stock have no preemptive rights to subscribe for any securities of our company.

DESCRIPTION OF OUR DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we indicate in a prospectus supplement, the terms of any debt securities we offer under that prospectus supplement may differ from the terms we describe below.

The debt securities will be our direct unsecured general obligations and may include debentures, notes, bonds or other evidences of indebtedness. The debt securities will be either senior debt securities or subordinated debt securities. The debt securities will be issued under one or more separate indentures. Senior debt securities will be issued under a senior indenture, and subordinated debt securities will be issued under a subordinated indenture. We use the term “indentures” to refer to both the senior indenture and the subordinated indenture. The indentures will be qualified under the Trust Indenture Act. We use the term “trustee” to refer to either the senior trustee or the subordinated trustee, as applicable.

The following summaries of material provisions of the debt securities and indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities.

General

We will describe in each prospectus supplement the following terms relating to a series of debt securities:

•	the title;

•	any limit on the amount that may be issued;

•	whether or not we will issue the series of debt securities in global form, the terms and who the depository will be;

•	the maturity date;

•

the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	the terms of the subordination of any series of subordinated debt;

•	the place where payments will be payable;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional redemption provisions;

•

the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities;

•	whether the indenture will restrict our ability to pay dividends, or will require us to maintain any asset ratios or reserves;

•	whether we will be restricted from incurring any additional indebtedness;

•	a discussion on any material or special United States federal income tax considerations applicable to the debt securities;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities.

Conversion or Exchange Rights

We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for shares of common stock or other securities of ours. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of common stock or other securities of ours that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale

The indentures do not contain any covenant which restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate.

Events of Default Under the Indenture

Subject to the terms of the indentures, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and our failure continues for a number of days to be stated in the indenture and the time for payment has not been extended or deferred;

•	if we fail to pay the principal, or premium, if any, when due and the time for payment has not been extended or delayed;

•

if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for a number of days to be stated in the indenture after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency or reorganization occur as to us.

If an event of default with respect to debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately.

The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

Subject to the terms of the indentures, a holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder has given written notice to the trustee of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the trustee to institute the proceeding as trustee; and

•

the trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 60 days after the notice, request and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the trustee may change an indenture without the consent of any holders with respect to specific matters, including:

•	to fix any ambiguity, defect or inconsistency in the indenture; and

•	to change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, we and the trustee may only make the following changes with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or any premium payable upon the redemption of any debt securities; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment.

Discharge

Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for obligations to:

•	register the transfer or exchange of debt securities of the series;

•	replace stolen, lost or mutilated debt securities of the series;

•	maintain paying agencies;

•	hold monies for payment in trust;

•	compensate and indemnify the trustee; and

•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we otherwise specify in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depository named by us and identified in a prospectus supplement with respect to that series.

At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.

Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will make no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.

We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

If we elect to redeem the debt securities of any series, we will not be required to:

•

issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or

•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Trustee

The trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents

Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, we will designate the corporate trust office of the trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Notes

The subordinated notes will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated notes which we may issue. It also does not limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF OUR WARRANTS

This section describes the general terms and provisions of our securities warrants. The applicable prospectus supplement will describe the specific terms of the securities warrants offered through that prospectus supplement as well as any general terms described in this section that will not apply to those securities warrants.

We may issue securities warrants for the purchase of our debt securities, preferred stock, or common stock. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of securities warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation, or agency or trust relationship, with you.

The prospectus supplement relating to a particular issue of securities warrants will describe the terms of those securities warrants, including, where applicable:

•	the aggregate number of the securities covered by the warrant;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrant;

•	the exercise price for our debt securities, the amount of debt securities upon exercise you will receive, and a description of that series of debt securities;

•	the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that series of our preferred stock;

•	the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise;

•	the expiration date for exercising the warrant;

•	the minimum or maximum amount of warrants that may be exercised at any time;

•	a discussion of U.S. federal income tax consequences; and

•	any other material terms of the securities warrants.

After the warrants expire they will become void. The prospectus supplement will describe how to exercise securities warrants. A holder must exercise warrants for our preferred stock or common stock through payment in U.S. dollars. All securities warrants will be issued in registered form. The prospectus supplement may provide for the adjustment of the exercise price of the securities warrants.

Until a holder exercises warrants to purchase our debt securities, preferred stock, or common stock, that holder will not have any rights as a holder of our debt securities, preferred stock, or common stock by virtue of ownership of warrants.

DESCRIPTION OF OUR RIGHTS

We may issue rights to purchase our debt securities, common stock or preferred stock. The following description of rights to purchase such securities provides certain general terms and provisions of such rights that we may offer. Our rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the person receiving the rights in such offering. In connection with any offering of rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase all or a portion of any securities remaining unsubscribed for after such offering. Certain other terms of any rights will be described in the applicable prospectus supplement. To the extent that any particular terms of any rights described in a prospectus supplement differ from any of the terms described in this prospectus, then those particular terms described in this prospectus shall be deemed to have been superseded by that prospectus supplement. The description in the applicable prospectus supplement of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights certificate, which will be filed as an exhibit to the registration statement of which this prospectus is a part or to a document that is incorporated or deemed to be incorporated by reference in this prospectus. For more information on how you may obtain copies of the rights certificate applicable to any rights we may offer, see “Where You Can Find More Information.” We urge you to read the applicable rights certificate and any applicable prospectus supplement in their entirety.

The prospectus supplement relating to any rights that we may offer will include specific terms relating to the offering, including, among other matters:

•	the date of determining the security holders entitled to the rights distribution;

•	the aggregate number of rights issued and the aggregate amount of debt securities or the number of shares of common stock or preferred stock purchasable upon exercise of the rights;

•	the exercise price;

•	the conditions to completion of the rights offering;

•	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

•	a discussion of U.S. federal income tax consequences related to the rights; and

•	any other material terms of the rights.

Each right would entitle the holder of the rights to purchase for cash the principal amount of debt securities or the number of shares of common stock or preferred stock at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for such rights as provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

BOOK-ENTRY SECURITIES

The securities offered by means of this prospectus may be issued in whole or in part in book-entry form, meaning that beneficial owners of the securities will not receive certificates representing their ownership interests in the securities, except in the event the book-entry system for the securities is discontinued. Securities issued in book entry form will be evidenced by one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement relating to the securities. We expect that The Depository Trust Company will serve as depository. Unless and until it is exchanged in whole or in part for the individual securities represented by that security, a global security may not be transferred except as a whole by the depository for the global security to a nominee of that depository or by a nominee of that depository to that depository or another nominee of that depository or by the depository or any nominee of that depository to a successor depository or a nominee of that successor. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a class or series of securities that differ from the terms described here will be described in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, we anticipate that the provisions described below will apply to depository arrangements.

Upon the issuance of a global security, the depository for the global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual securities represented by that global security to the accounts of persons that have accounts with such depository, who are called “participants.” Those accounts will be designated by the underwriters, dealers or agents with respect to the securities or by us if the securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to the depository’s participants or persons that may hold interests through those participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depository or its nominee (with respect to beneficial interests of participants) and records of the participants (with respect to beneficial interests of persons who hold through participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

So long as the depository for a global security or its nominee is the registered owner of such global security, that depository or nominee, as the case may be, will be considered the sole owner or holder of the securities represented by that global security for all purposes under the applicable indenture or other instrument defining the rights of a holder of the securities. Except as provided below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual securities of the series represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of any such securities in definitive form and will not be considered the owners or holders of that security under the applicable indenture or other instrument defining the rights of the holders of the securities.

Payments of amounts payable with respect to individual securities represented by a global security registered in the name of a depository or its nominee will be made to the depository or its nominee, as the case may be, as the registered owner of the global security representing those securities. None of us, our officers and directors or any trustee, paying agent or security registrar for an individual series of securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such securities or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depository for a series of securities offered by means of this prospectus or its nominee, upon receipt of any payment of principal, premium, interest, dividend or other amount in respect of a permanent global security representing any of those securities, will immediately credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global security for those securities as shown on the records of that depository or its nominee. We also expect that payments by participants to owners of beneficial interests in that global security held through those participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of these participants.

If a depository for a series of securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual securities of that series in exchange for the global security representing that series of securities. In addition, we may, at any time and in our sole discretion, subject to any limitations described in the applicable prospectus supplement relating to those securities, determine not to have any securities of that series represented by one or more global securities and, in that event, will issue individual securities of that series in exchange for the global security or securities representing that series of securities.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS

The following is a summary of certain provisions of Maryland law and of our charter and bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

The Board of Directors

Our bylaws provide that the number of directors of our company may be established by our board of directors but may not be fewer than the minimum number permitted under the MGCL nor more than 15. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors.

Pursuant to our charter, each member of our board of directors will serve one year terms and until their successors are elected and qualified. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders at which our board of directors is elected, the holders of a plurality of the shares of our common stock will be able to elect all of the members of our board of directors.

Business Combinations

Maryland law prohibits “business combinations” between a corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange, or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates as asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

After the five year prohibition, any business combination between a corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the then outstanding shares of common stock; and

•

two-thirds of the votes entitled to be cast by holders of the common stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if certain fair price requirements set forth in the MGCL are satisfied.

The statute permits various exemptions from its provisions, including business combinations that are approved by the board of directors before the time that the interested stockholder becomes an interested stockholder.

Our charter includes a provision excluding the corporation from these provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any interested stockholder of ours unless we later amend our charter, with stockholder approval, to modify or eliminate this provision. Any such amendment may not be effective until 18 months after the stockholder vote and may not apply to any business combination involving us and an interested stockholder (or affiliate) who became an interested stockholder on or before the date of the vote. We believe that our ownership restrictions will substantially reduce the risk that a stockholder would become an “interested stockholder” within the meaning of the Maryland business combination statute.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, by any person of ownership, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply to (i) shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) acquisitions approved or exempted by the charter or bylaws of the corporation at any time prior to the acquisition of the shares.

Our charter contains a provision exempting from the control share acquisition statute any and all acquisitions by any person of our common stock and, consequently, the applicability of the control share acquisitions unless we later amend our charter, with stockholder approval, to modify or eliminate this provision.

Amendment to Our Charter

Our charter may be amended only if declared advisable by the board of directors and approved by the affirmative vote of the holders of at least two-thirds of all of the votes entitled to be cast on the matter.

Dissolution of Our Company

The dissolution of our company must be declared advisable by the board of directors and approved by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that:

•	with respect to an annual meeting of stockholders, the only business to be considered and the only proposals to be acted upon will be those properly brought before the annual meeting:

•	pursuant to our notice of the meeting;

•	by, or at the direction of, a majority of our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws;

•	with respect to special meetings of stockholders, only the business specified in our company’s notice of meeting may be brought before the meeting of stockholders unless otherwise provided by law; and

•	nominations of persons for election to our board of directors at any annual or special meeting of stockholders may be made only:

•	by, or at the direction of, our board of directors; or

•	by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that stockholders otherwise believe may be in their best interest. Likewise, if our company’s charter were to be amended to avail the corporation of the business combination provisions of the MGCL or to remove or modify the provision in the charter opting out of the control share acquisition provisions of the MGCL, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Our charter and the partnership agreement provide for indemnification of our officers and directors against liabilities to the fullest extent permitted by the MGCL, as amended from time to time.

The MGCL permits a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	an act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation (other than for expenses incurred in a successful defense of such an action) or for a judgment of liability on the basis that personal benefit was improperly received. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Our bylaws obligate us, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made a party to the proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of our company and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his or her service in that capacity.

Our bylaws also obligate us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described in second and third bullet points above and to any employee or agent of our company or a predecessor of our company.

The partnership agreement of our operating partnership provides that we, as general partner, and our officers and directors are indemnified to the fullest extent permitted by law. See “Partnership Agreement — Exculpation and Indemnification of the General Partner.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PARTNERSHIP AGREEMENT

Management

Ashford Hospitality Limited Partnership, our operating partnership, has been organized as a Delaware limited partnership. One of our wholly-owned subsidiaries is the sole general partner of this partnership, and one of our subsidiaries holds limited partnership units in this partnership. A majority of the limited partnership units not owned by our company are owned by certain of our directors, executive officers and affiliates of such persons. In the future, we may issue additional interests in our operating partnership to third parties.

Pursuant to the partnership agreement of the operating partnership, we, as the sole general partner, generally have full, exclusive and complete responsibility and discretion in the management, operation and control of the partnership, including the ability to cause the partnership to enter into certain major transactions, including acquisitions, developments and dispositions of properties, borrowings and refinancings of existing indebtedness. No limited partner may take part in the operation, management or control of the business of the operating partnership by virtue of being a holder of limited partnership units.

Our subsidiary may not be removed as general partner of the partnership. Upon the bankruptcy or dissolution of the general partner, the general partner shall be deemed to be removed automatically.

The limited partners of our operating partnership have agreed that in the event of a conflict in the fiduciary duties owed (i) by us to our stockholders and (ii) by us, as general partner of the operating partnership, to those limited partners, we may act in the best interests of our stockholders without violating our fiduciary duties to the limited partners of the operating partnership or being liable for any resulting breach of our duties to the limited partners.

Transferability of Interests

General Partner. The partnership agreement provides that we may not transfer our interest as a general partner (including by sale, disposition, merger or consolidation) except:

•

in connection with a merger of the operating partnership, a sale of substantially all of the assets of the operating partnership or other transaction in which the limited partners receive a certain amount of cash, securities or property; or

•

in connection with a merger of us or the general partner into another entity, if the surviving entity contributes substantially all its assets to the operating partnership and assumes the duties of the general partner under the operating partnership agreement.

Limited Partner. The partnership agreement prohibits the sale, assignment, transfer, pledge or disposition of all or any portion of the limited partnership units without our consent, which we may give or withhold in our sole discretion. However, an individual partner may donate his units to his immediate family or a trust wholly owned by his immediate family, without our consent. The partnership agreement contains other restrictions on transfer if, among other things, that transfer:

•	would cause us to fail to comply with the REIT rules under the Internal Revenue Code; or

•	would cause us to become a publicly-traded partnership under the Internal Revenue Code.

Capital Contributions

The partnership agreement provides that if the partnership requires additional funds at any time in excess of funds available to the partnership from borrowing or capital contributions, we may borrow such funds from a financial institution or other lender and lend such funds to the partnership. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of stock as additional capital to the partnership. The operating partnership is authorized to cause the partnership to issue partnership interests for less than fair market value if we conclude in good faith that such issuance is in both the partnership’s and our best interests.

The partnership agreement provides that we may make additional capital contributions, including properties, to the partnership in exchange for additional partnership units. If we contribute additional capital to the partnership and receive additional partnership interests for such capital contribution, our percentage interests will be increased on a proportionate basis based on the amount of such additional capital contributions and the value of the partnership at the time of such contributions. Conversely, the percentage interests of the other limited partners will be decreased on a proportionate basis. In addition, if we contribute additional capital to the partnership and receive additional partnership interests for such capital contribution, the capital accounts of the partners will be adjusted upward or downward to reflect any unrealized gain or loss attributable to our properties as if there were an actual sale of such properties at the fair market value thereof. Limited partners have no preemptive right to make additional capital contributions.

The operating partnership could issue preferred partnership interests in connection with acquisitions of property or otherwise. Any such preferred partnership interests would have priority over common partnership interests with respect to distributions from the partnership, including the partnership interests that our wholly-owned subsidiaries own.

Redemption Rights

Under the partnership agreement, we have granted to each limited partner holding common units (other than our subsidiary) the right to redeem its limited partnership units. This right may be exercised at the election of a limited partner by giving us written notice, subject to some limitations. The purchase price for the limited partnership units to be redeemed will equal the fair market value of our common stock. The purchase price for the limited partnership units may be paid in cash, or, in our discretion, by the issuance by us of a number of shares of our common stock equal to the number of limited partnership units with respect to which the rights are being exercised. However, no limited partner will be entitled to exercise its redemption rights to the extent that the issuance of common stock to the redeeming partner would be prohibited under our charter or, if after giving effect to such exercise, would cause any person to own, actually or constructively, more than 9.8% of our common stock, unless such ownership limit is waived by us in our sole discretion.

In all cases, however, no limited partner may exercise the redemption right for fewer than 1,000 partnership units or, if a limited partner holds fewer than 1,000 partnership units, all of the partnership units held by such limited partner.

Certain of our executive officers hold a special class of partnership units in our operating partnership referred to as long term incentive partnership units, or LTIP units. LTIP units vest over a number of years and whether vested or not, generally receive the same treatment as common units of our operating partnership, with the key difference being, at the time of the award, LTIP units do not have full economic parity with common units but can achieve such parity over time. The LTIP units will achieve parity with the common units upon the sale or deemed sale of all or substantially all of the assets of the partnership at a time when our stock is trading at some level in excess of the price it was trading at on the date of the LTIP issuance ($6.26 with respect to LTIP units issued in 2008; $6.91 with respect to LTIP units issued in 2010; $11.38 with respect to LTIP units issued in April 2011; $13.28 with respect to LTIP units issued in May 2011; and $8.70 with respect to LTIP units issued in 2012). More specifically, LTIP units will achieve full economic parity with common units in connection with (i) the actual sale of all or substantially all of the assets of our operating partnership or (ii) the hypothetical sale of such assets, which results from a capital account revaluation, as defined in the partnership agreement, for the operating partnership. A capital account revaluation generally occurs whenever there is an issuance of additional partnership interests or the redemption of partnership interests. If a sale, or deemed sale as a result of a capital account revaluation, occurs at a time when the operating partnership’s assets have sufficiently appreciated, the LTIP units will achieve full economic parity with the common units. However, in the absence of sufficient appreciation in the value of the assets of the operating partnership at the time a sale or deemed sale occurs, full economic parity would not be reached. If such parity is reached, vested LTIP units become convertible into an equal number of common units and at that time, the holder will have the redemption rights described above. Until and unless such parity is reached, the LTIP units are not redeemable. All of the LTIP units issued in 2008 and 2010 have reached economic parity with the common units, and 1,054,432 of the 2,222,000 LTIP units issued in 2011 have achieved such parity, but none of the LTIP units issued in 2012 have achieved such parity.

Currently, the aggregate number of shares of common stock issuable upon exercise of the redemption rights by holders of common partnership units is 17,610,498. The number of shares of common stock issuable upon exercise of the redemption rights will be adjusted to account for share splits, mergers, consolidations or similar pro rata share transactions.

Conversion Rights

The holders of the LTIP units will have the right to convert vested LTIP units into ordinary common units on a one-for-one basis at any time after such LTIP units have achieved economic parity with the common units. No other limited partners have any conversion rights.

Operations

The partnership agreement requires the partnership to be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to minimize any excise tax liability imposed by the Internal Revenue Code and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Code.

In addition to the administrative and operating costs and expenses incurred by the partnership, the partnership will pay all of our administrative costs and expenses. These expenses will be treated as expenses of the partnership and will generally include:

•	all expenses relating to our continuity of existence;

•	all expenses relating to offerings and registration of securities;

•	all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations;

•	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

•	all of our other operating or administrative costs incurred in the ordinary course of its business on behalf of the partnership.

Distributions

The partnership agreement provides that the partnership will make cash distributions in amounts and at such times as determined by us in our sole discretion, to us and other limited partners in accordance with the respective percentage interests of the partners in the partnership, except that the holders of our Class B common partnership units are entitled to receive an aggregate preferred distribution of $735,806 (approximately $0.201631 per unit) each calendar quarter. Distributions to our Class B common unit holders have priority over distributions to other common unit holders (including us and, therefore, including holders of our common stock) but distributions to our preferred unit holders will have priority over distributions to our Class B common unit holders.

Upon liquidation of the partnership, after payment of, or adequate provisions for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to us and the other limited partners with positive capital accounts in accordance with the respective positive capital account balances of the partners.

Allocations

Profits and losses of the partnership (including depreciation and amortization deductions) for each fiscal year generally are allocated to us and the other limited partners in accordance with the respective percentage interests of the partners in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Internal Revenue Code sections 704(b) and 704(c) and Treasury Regulations promulgated thereunder. The partnership will use the “traditional method” under Internal Revenue Code section 704(c) for allocating items with respect to which the fair market value at the time of contribution differs from the adjusted tax basis at the time of contribution for a hotel.

Amendments

Generally, we, as the general partner of the operating partnership, may amend the partnership agreement without the consent of any limited partner to clarify the partnership agreement, to make changes of an inconsequential nature, to reflect the admission, substitution or withdrawal of limited partners, to reflect the issuance of additional partnership interests or if, in the opinion of counsel, necessary or appropriate to satisfy the Code with respect to partnerships or REITs or federal or state securities laws. However, any amendment which alters or changes the distribution or redemption rights of a limited partner (other than a change to reflect the seniority of any distribution or liquidation rights of any preferred units issued in accordance with the partnership agreement), changes the method for allocating profits and losses, imposes any obligation on the limited partners to make additional capital contributions or adversely affects the limited liability of the limited partners requires the consent of holders of 66 2/3% of the limited partnership units, excluding our indirect ownership of limited partnership units. Other amendments require approval of the general partner and holders of 50% of the limited partnership units.

In addition, the operating partnership may be amended, without the consent of any limited partner, in the event that we or any of our subsidiaries engages in a merger or consolidation with another entity and immediately after such transaction the surviving entity contributes to the operating partnership substantially all of the assets of such surviving entity and the surviving entity agrees to assume our subsidiary’s obligation as general partner of the partnership. In such case, the surviving entity will amend the operating partnership agreement to arrive at a new method for calculating the amount a limited partner is to receive upon redemption or conversion of a partnership unit (such method to approximate the existing method as much as possible).

Exculpation and Indemnification of the General Partner

The partnership agreement of our operating partnership provides that neither the general partner, nor any of its directors and officers will be liable to the partnership or to any of its partners as a result of errors in judgment or mistakes of fact or law or of any act or omission, if the general partner acted in good faith.

In addition, the partnership agreement requires our operating partnership to indemnify and hold the general partner and its directors, officers and any other person it designates, harmless from and against any and all claims arising from operations of the operating partnership in which any such indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•	the act or omission of the indemnitee was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

•	the indemnitee actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful.

No indemnitee may subject any partner of our operating partnership to personal liability with respect to this indemnification obligation as this indemnification obligation will be satisfied solely out of the assets of the partnership.

Term

The partnership has a perpetual life, unless dissolved upon:

•	the general partner’s bankruptcy or dissolution or withdrawal (unless the limited partners elect to continue the partnership);

•	the passage of 90 days after the sale or other disposition of all or substantially all the assets of the partnership;

•	the redemption of all partnership units (other than those held by us, if any); or

•	an election by us in our capacity as the sole owner of the general partner.

Tax Matters

The general partner is the tax matters partner of the operating partnership. We have the authority to make tax elections under the Internal Revenue Code on behalf of the partnership. The net income or net loss of the operating partnership will generally be allocated to us and the limited partners in accordance with our respective percentage interests in the partnership, subject to compliance with the provisions of the Internal Revenue Code.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

The following discussion is a summary of the material federal income tax considerations that may be relevant to a prospective holder of securities, and, unless otherwise noted in the following discussion, expresses the opinion of Andrews Kurth LLP insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. The discussion does not address all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of investors that are subject to special treatment under the federal income tax laws, such as insurance companies, financial institutions or broker-dealers, tax-exempt organizations (except to the limited extent discussed in “— Taxation of Tax-Exempt Stockholders”), foreign corporations and persons who are not citizens or residents of the United States (except to the limited extent discussed in “— Taxation of Non-U.S. Holders”), investors who hold or will hold securities as part of hedging or conversion transactions, investors subject to federal alternative minimum tax, investors that have a principal place of business or “tax home” outside the United States and investors whose functional currency is not the United States dollar. This summary assumes that stockholders will hold the securities as capital assets.

The statements of law in this discussion and the opinion of Andrews Kurth LLP are based on current provisions of the Internal Revenue Code of 1986, as amended, or the “Code,” existing temporary and final Treasury regulations thereunder, and current administrative rulings and court decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes. No assurance can be given that the Internal Revenue Service (“IRS”) would not assert, or that a court would not sustain, a position contrary to any tax consequences described below.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of ownership of our securities and of our election to be taxed as a REIT. Specifically, we urge you to consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such ownership and election and regarding potential changes in applicable tax laws.

Taxation of Our Company

We are currently taxed as a REIT under the federal income tax laws. We believe that we are organized and operate in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to continue to qualify as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its investors. These laws are highly technical and complex.

Andrews Kurth LLP has acted as our counsel in connection with the filing of the registration statement of which this prospectus is a part. In the opinion of Andrews Kurth LLP for the taxable years ending December 31, 2003 through 2011, we qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code, and our organization and present and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware that Andrews Kurth LLP’s opinion is based upon customary assumptions, is conditioned upon the accuracy of certain representations made by us as to factual matters, including representations regarding the nature of our properties and the future conduct of our business, and is not binding upon the IRS or any court. In addition, Andrews Kurth LLP’s opinion is based on existing federal income tax law governing qualification as a REIT as of the date of the opinion, which is subject to change either prospectively or retroactively. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests include the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. While Andrews Kurth LLP has reviewed those matters in connection with the foregoing opinion, Andrews Kurth LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•

We will pay federal income tax at regular corporate rates on taxable income, including net capital gain, that we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	Under certain circumstances, we may be subject to the “alternative minimum tax” on items of tax preference.

•

We will pay income tax at the highest corporate rate on (1) net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business and (2) other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “— Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on (1) the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by (2) a fraction intended to reflect our profitability.

•

If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of this required distribution over the sum of the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. holder, as defined below under “— Taxation of U.S. Holders,” would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that a timely designation of such gain is made by us to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference to the C corporation’s basis in the asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of such asset during a specified period after we acquire such asset. The amount of gain on which we will pay tax generally is the lesser of: (1) the amount of gain that we recognize at the time of the sale or disposition; or (2) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

•	We will incur a 100% excise tax on transactions with a taxable REIT subsidiary (“TRS”) that are not conducted on an arm’s-length basis.

•

If we fail to satisfy certain asset tests, described below under “— Asset Tests” and nonetheless continue to qualify as a REIT because we meet certain other requirements, we will be subject to a tax of the greater of $50,000 or at the highest corporate rate on the income generated by the non-qualifying assets.

•

We may be subject to a $50,000 tax for each failure if we fail to satisfy certain REIT qualification requirements, other than income tests or asset tests, and the failure is due to reasonable cause and not willful neglect.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any TRS in which we own an interest will be subject to federal and state corporate income tax on its taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets the following requirements:

1.	it is managed by one or more trustees or directors;

2.	its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest;

3.	it would be taxable as a domestic corporation but for the REIT provisions of the federal income tax laws;

4.	it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

5.	at least 100 persons are beneficial owners of its shares or ownership certificates;

6.	no more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include certain entities, during the last half of each taxable year;

7.	it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

8.	it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

9.	it meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for such taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding shares of our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

We have issued sufficient stock with enough diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy requirements 5 and 6. The provisions of our charter restricting the ownership and transfer of the stock are described in “Description of Our Capital Stock — Restrictions on Ownership and Transfer.”

If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of our stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement 6 above, we will be treated as having met the requirement.

In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification.

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described in this section, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of that subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit. Similarly, any wholly owned limited liability company or certain wholly owned partnerships that we own will be disregarded, and all assets, liabilities and items of income, deduction and credit of such limited liability company will be treated as ours.

In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. For purposes of the 10% value test (as described below under “— Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of our operating partnership and of any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we own or will acquire an interest, directly or indirectly (each, a “Partnership” and, together, the “Partnerships”), are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Subject to restrictions on the value of TRS securities held by the REIT, a REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation. The TRS and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will be automatically treated as a TRS. A TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated but is permitted to lease hotels from a related REIT as long as the hotels are operated on behalf of the TRS by an “eligible independent contractor.” Overall, no more than 25% of the value of a REIT’s assets may consist of TRS securities. We formed and made a timely election with respect to several TRSs (together with their respective subsidiaries, “Ashford TRSs”). Each of our hotel properties is leased or owned by one of the Ashford TRSs. Additionally, we may form or acquire one or more additional TRSs in the future. See “— Taxable REIT Subsidiaries.”

Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends and gain from the sale of shares in other REITs;

•	gain from the sale of real estate assets;

•

income derived from the temporary investment of new capital or “qualified temporary investment income,” that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital; and

•	income and gain derived from foreclosure property, as defined below under “Foreclosure Property.”

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of dividends and interest, gain from the sale or disposition of stock or securities, income from certain hedging transactions, or any combination of these. Gross income from our sale of any property that we hold primarily for sale to customers in the ordinary course of business is excluded from both income tests. In addition, income and gain from “hedging transactions,” as defined in the section below entitled “— Hedging Transactions,” that we entered into after December 31, 2004 and before July 31, 2008 to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test). Income and gain from such

“hedging transactions” that we enter into, or have entered into, after July 30, 2008 will be excluded from both the numerator and the denominator for purposes of the 95% gross income test and the 75% gross income test. Rules similar to those applicable to income from “hedging transactions” apply to income arising from transactions that we enter into, or have entered into, after July 30, 2008 primarily to manage risk of currency fluctuations with respect to any item of income or gain included in the computation of the 95% income test or the 75% income test (or any property which generates such income or gain). The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property. Rent that we receive from real property that we own and lease to tenants will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person but may be based on a fixed percentage or percentages of gross receipts or gross sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our shares of stock may own, actually or constructively, 10% or more of a tenant other than a TRS from whom we receive rent.

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Third, if the rent attributable to personal property leased in connection with a lease of real property exceeds 15% of the total rent received under the lease, then the portion of rent attributable to that personal property will not qualify as “rents from real property.”

•

Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated, from whom we do not derive revenue, and who does not, directly or through its stockholders, own more than 35% of our shares of stock, taking into consideration the applicable ownership attribution rules. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in the geographic area in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties. See “— Taxable REIT Subsidiaries.”

Pursuant to percentage leases, the Ashford TRSs lease each of our properties not owned by a TRS. The percentage leases provide that the Ashford TRSs are obligated to pay to the Partnerships (1) a minimum base rent plus percentage rent based on gross revenue and (2) “additional charges” or other expenses, as defined in the leases. Percentage rent is calculated by multiplying fixed percentages by room revenues for each of the hotels. Both base rent and the thresholds in the percentage rent formulas may be adjusted for inflation.

In order for the base rent, percentage rent, and additional charges to constitute “rents from real property,” the percentage leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures, or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the property owner’s expectation of receiving a pre-tax profit from the lease;

•	the intent of the parties;

•	the form of the agreement;

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the degree of control over the property that is retained by the property owner, or whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

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the extent to which the property owner retains the risk of loss with respect to the property, or whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not:

•	the service recipient is in physical possession of the property;

•	the service recipient controls the property;

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the service recipient has a significant economic or possessory interest in the property, or whether the property’s use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property’s operating costs, or the recipient bears the risk of damage to or loss of the property;

•	the service provider bears the risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

•	the service provider uses the property concurrently to provide significant services to entities unrelated to the service recipient; and

•	the total contract price substantially exceeds the rental value of the property for the contract period.

Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor will not be dispositive in every case.

We believe that the percentage leases will be treated as true leases for federal income tax purposes. Such belief is based, in part, on the following facts:

•	the Partnerships, on the one hand, and Ashford TRSs, on the other hand, intend for their relationship to be that of a lessor and lessee, and such relationship is documented by lease agreements;

•	Ashford TRSs have the right to the exclusive possession, use, and quiet enjoyment of the hotels during the term of the percentage leases;

•	Ashford TRSs bear the cost of, and are responsible for, day-to-day maintenance and repair of the hotels and generally dictate how the hotels are operated, maintained, and improved;

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Ashford TRSs bear all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the percentage leases, other than, in certain cases, real estate taxes;

•	Ashford TRSs benefit from any savings in the costs of operating the hotels during the term of the percentage leases;

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Ashford TRSs generally have indemnified the Partnerships against all liabilities imposed on the Partnerships during the term of the percentage leases by reason of (1) injury to persons or damage to property occurring at the hotels, (2) Ashford TRSs’ use, management, maintenance, or repair of the hotels, (3) any environmental liability caused by acts or grossly negligent failures to act of Ashford TRSs, (4) taxes and assessments in respect of the hotels that are the obligations of Ashford TRSs, or (5) any breach of the percentage leases or of any sublease of a hotel by Ashford TRSs;

•	Ashford TRSs are obligated to pay substantial fixed rent for the period of use of the hotels;

•	Ashford TRSs stand to incur substantial losses or reap substantial gains depending on how successfully they operate the hotels;

•	the Partnerships cannot use the hotels concurrently to provide significant services to entities unrelated to Ashford TRSs; and

•	the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

Investors should be aware that there are no controlling Treasury regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the percentage leases that discuss whether such leases constitute true leases for federal income tax purposes. If the percentage leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that the Partnerships receive from Ashford TRSs may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status.

As described above, in order for the rent received by us to constitute “rents from real property,” several other requirements must be satisfied. One requirement is that the percentage rent must not be based in whole or in part on the income or profits of any person. The percentage rent, however, will qualify as “rents from real property” if it is based on percentages of gross receipts or gross sales and the percentages:

•	are fixed at the time the percentage leases are entered into;

•	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

More generally, the percentage rent will not qualify as “rents from real property” if, considering the percentage leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits. Since the percentage rent is based on fixed percentages of the gross revenues from the hotels that are established in the percentage leases, and we have represented to Andrews Kurth LLP that the percentages (1) will not be renegotiated during the terms of the percentage leases in a manner that has the effect of basing the percentage rent on income or profits and (2) conform with normal business practice, the percentage rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented to Andrews Kurth LLP that, with respect to other hotel properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

Another requirement for qualification of our rent as “rents from real property” is that we must not own, actually or constructively, 10% or more of the stock of any corporate lessee or 10% or more of the assets or net profits of any non-corporate lessee (a “related party tenant”). This rule, however, does not apply to rents for hotels leased to a TRS if an “eligible independent contractor” operates the hotel for the TRS.

A third requirement for qualification of our rent as “rents from real property” is that the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each hotel, we believe either that the personal property ratio is less than 15% or that any income attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the IRS would not challenge our calculation of a personal property ratio or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 95% or 75% gross income test and thus lose our REIT status.

A fourth requirement for qualification of our rent as “rents from real property” is that, other than within the 1% de minimis exception described above (i.e., we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property) and other than through a TRS, we cannot furnish or render noncustomary services to the tenants of our hotels, or manage or operate our hotels, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. Provided that the percentage leases are respected as true leases, we should satisfy that requirement, because the Partnerships will not perform any services other than customary services for Ashford TRSs. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not perform noncustomary services for Ashford TRSs.

If a portion of our rent from a hotel does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. If, however, the rent from a particular hotel does not qualify as “rents from real property” because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) the lessee is a related party tenant other than a TRS, or (3) we furnish noncustomary services to the tenants of the hotel, or manage or operate the hotel, other than through a qualifying independent contractor or a TRS, none of the rent from that hotel would qualify as “rents from real property.”

In that case, we likely would be unable to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status. However, in either situation, we may still qualify as a REIT if the relief described below under “— Failure to Satisfy Gross Income Tests” is available to us.

In addition to the rent, the Ashford TRSs are required to pay to the Partnerships certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that the Partnerships are obligated to pay to third parties or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that such charges represent interest that is accrued on the late payment of the rent or additional charges, such charges will not qualify as “rents from real property,” but instead should be treated as interest that qualifies for the 95% gross income test.

Interest. The term “interest,” as defined for purposes of both the 75% and 95% gross income tests, generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

In Revenue Procedure 2003-65, the IRS established a safe harbor under which interest from loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, although we anticipate that most or all of any mezzanine loans that we make or acquire will qualify for the safe harbor in Revenue Procedure 2003-65, it is possible that we may make or acquire some mezzanine loans that do not qualify for the safe harbor.

Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of the assets owned by the Partnerships is held primarily for sale to customers and that a sale of any such asset would not be to a customer in the ordinary course of the owning entity’s business. There are safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot provide assurance, however, that we can comply with such safe-harbor provisions or that the Partnerships will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of such income. However, gross income from such foreclosure property will qualify for purposes of the 75% and 95% gross income tests. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property:

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that is acquired by a REIT as the result of such REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on an indebtedness that such property secured;

•	for which the related loan or lease was acquired by the REIT at a time when the REIT had no intent to evict or foreclose or the REIT did not know or have reason to know that default would occur; and

•	for which such REIT makes a proper election to treat such property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property with respect to a REIT at the end of the third taxable year following the taxable year in which the REIT acquired such property, or longer if an extension is granted by the Secretary of the Treasury. The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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on which any construction takes place on such property, other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent; or

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which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

As a result of the rules with respect to foreclosure property, if a lessee defaults on its obligations under a percentage lease, we terminate the lessee’s leasehold interest, and we are unable to find a replacement lessee for the hotel within 90 days of such foreclosure, gross income from hotel operations conducted by us from such hotel would cease to qualify for the 75% and 95% gross income tests unless we are able to hire an independent contractor to manage and operate the hotel. In such event, we might be unable to satisfy the 75% and 95% gross income tests and, thus, might fail to qualify as a REIT.

Hedging Transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, floors, options to purchase such items, futures and forward contracts. To the extent that we entered into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument after

December 31, 2004 and before July 31, 2008, income arising from “clearly identified” hedging transactions that are entered into by the REIT in the normal course of business, either directly or through certain subsidiary entities, to manage the risk of interest rate movements, price changes, or currency fluctuations with respect to borrowings or obligations incurred or to be incurred by the REIT to acquire or carry real estate assets is excluded from the 95% income test, but not the 75% income test. To the extent that we enter into, or have entered into, hedging transactions after July 30, 2008, income arising from “clearly identified” hedging transactions that are entered into by the REIT in the normal course of business, either directly or through certain subsidiary entities, to manage the risk of interest rate movements, price changes, or currency fluctuations with respect to borrowings or obligations incurred or to be incurred by the REIT to acquire or carry real estate assets is excluded from the 95% income test and the 75% income test. In general, for a hedging transaction to be “clearly identified,” (A) the transaction must be identified as a hedging transaction before the end of the day on which it is entered into, and (B) the items or risks being hedged must be identified “substantially contemporaneously” with the hedging transaction, meaning that the identification of the items or risks being hedged must generally occur within 35 days after the date the transaction is entered into. Rules similar to those applicable to income from hedging transactions, discussed above, apply to income arising from transactions that are entered into after July 30, 2008 by the REIT primarily to manage risk of currency fluctuations with respect to any item of income or gain included in the computation of the 95% income test or the 75% income test (or any property which generates such income or gain). We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. The REIT income and asset rules may limit our ability to hedge loans or securities acquired as investments.

We have entered into certain derivative transactions to protect against risks not specifically associated with debt incurred to acquire qualified REIT assets. The REIT provisions of the Internal Revenue Code limit our income and assets in each year from such derivative transactions. Failure to comply with the asset or income limitations within the REIT provisions of the Internal Revenue Code could result in penalty taxes or loss of our REIT status. We have contributed certain non-qualifying derivatives into our TRSs to preserve our REIT status, which may result in any income from such transactions being subject to federal income taxation, and we may elect to contribute non-qualifying derivatives into our TRSs in the future.

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect; and

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following our identification of the failure to meet one or both gross income tests for a taxable year, a description of each item of our gross income included in the 75% or 95% gross income tests is set forth in a schedule for such taxable year filed as specified by Treasury regulations.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:

•	First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

•	Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

•	Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

•	Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, or equity interests in a partnership.

For purposes of the 10% value test, the term “securities” does not include:

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“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

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a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership.

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Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Income Tests.”

We may make or acquire some mezzanine loans that are secured only by a first priority security interest in ownership interests in a partnership or limited liability company and that do not qualify for the safe harbor in

Revenue Procedure 2003-65 relating to the 75% asset test and that do not qualify as “straight debt” for purposes of the 10% value test. We will make or acquire mezzanine loans that do not qualify for the safe harbor in Revenue Procedure 2003-65 or as “straight debt” securities only to the extent that such loans will not cause us to fail the asset tests described above.

We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our assets to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of the real estate securing our mortgage loans at various times. In addition, we will have to value our investment in our other assets to ensure compliance with the asset tests. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% and the other asset tests and would fail to qualify as a REIT. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

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the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the second or third asset tests described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure, (ii) file a schedule with the IRS describing the assets that caused such failure in accordance with regulations promulgated by the Secretary of Treasury and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

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the sum of (1) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and (2) 90% of our after-tax net income, if any, from foreclosure property; minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration. Any dividends declared in the last three months of the taxable year, payable to stockholders of record on a specified date during such period, will be treated as paid on December 31 of such year if such dividends are distributed during January of the following year.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain income for such year; and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “— Taxation of Taxable U.S. Holders of Stock.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses, and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, under some of the percentage leases, the percentage rent is not due until after the end of the calendar quarter. In that case, we still would be required to recognize as income the excess of the percentage rent over the base rent paid by the lessee in the calendar quarter to which such excess relates. In addition, we may not deduct recognized net capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred shares.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

To avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding shares of stock. We intend to comply with such requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Income Tests” and “— Asset Tests.”

If we were to fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax on our taxable income at regular corporate rates and any applicable alternative minimum tax. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as regular corporate dividends. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and individual and certain non-corporate trust and estate stockholders may be eligible for the reduced U.S. federal income tax rate of 15% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Holders

The term “U.S. holder” means a holder of our securities that for U.S. federal income tax purposes is a “U.S. person.” A U.S. person means:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our securities, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our securities, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our securities by the partnership. The following section addresses the treatment of a U.S. holder that holds our stock; the treatment of a U.S. holder that holds our debt securities is discussed below under “— Holders of Debt Securities.”

Taxation of Taxable U.S. Holders of Stock

As long as we qualify as a REIT, (1) a taxable U.S. holder of our stock must report as ordinary income distributions that are made out of our current or accumulated earnings and profits and that we do not designate as capital gain dividends, and (2) a corporate U.S. holder of our stock will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. holder generally will not qualify for the 15% tax rate (through 2012) for “qualified dividend income.” Without future congressional action, the maximum tax rate on qualified dividend income will move to 39.6% in 2013. Qualified dividend income generally includes dividends from most U.S. corporations but does not generally include REIT dividends. As a result, our ordinary REIT dividends generally will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (1) attributable to dividends received by us from non-REIT corporations, such as our TRSs, and (2) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend.

A U.S. holder generally will report distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. holder has held our stock. A corporate U.S. holder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. holder would be taxed on its proportionate share of our undistributed long-term capital gain, to the extent that we designate such amount in a timely notice to such holder. The U.S. holder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. holder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will not be taxable to a U.S. holder to the extent that it does not exceed the adjusted tax basis of the U.S. holder’s stock. Instead, such distribution will reduce the adjusted tax basis of such stock. To the extent that we make a distribution in excess of both our current and accumulated earnings and profits and the U.S. holder’s adjusted tax basis in its stock, such stockholder will recognize long-term capital gain, or short-term capital gain if the stock has been held for one year or less, assuming the stock is a capital asset in the hands of the U.S. holder. The IRS has ruled that if total distributions for two or more classes of stock are in excess of current and accumulated earnings and profits, dividends must be treated as having been distributed to those stockholders having a priority under the corporate charter before any distribution to stockholders with lesser priority. If we declare a dividend in October, November, or December of any year that is payable to a U.S. holder of record on a specified date in any such month, such dividend shall be treated as both paid by us and received by the U.S. holder on December 31 of such year, provided that we actually pay the dividend during January of the following calendar year.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we would carry over such losses for potential offset against our future income generally. Taxable distributions from us and gain from the disposition of our stock will not be treated as passive activity income, and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of the stock generally will be treated as investment income for purposes of the investment interest limitations.

We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Holders on the Disposition of Stock

In general, a U.S. holder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our stock as long-term capital gain or loss if the U.S. holder has held the stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. holder must treat any loss upon a sale or exchange of stock held by such stockholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. holder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. holder realizes upon a taxable disposition of the stock may be disallowed if the U.S. holder purchases the same type of stock within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35%. In general, the maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 15% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain, not otherwise treated as ordinary, would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 28% with respect to distributions unless such holder:

•	comes within certain exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us. See “— Taxation of Non-U.S. Holders.”

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income. However, if a tax-exempt stockholder were to finance its acquisition of our stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, if we are a “pension-held REIT,” a qualified employee pension or profit sharing trust that owns more than 10% of our shares of stock is required to treat a percentage of the dividends that it receives from us as unrelated business taxable income. That percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares of stock only if:

•	the percentage of our dividends that the tax-exempt trust would be required to treat as unrelated business taxable income is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust (see “— Requirements for Qualification” above); and

•

either (1) one pension trust owns more than 25% of the value of our stock or (2) a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

The ownership and transfer restrictions in our charter reduce the risk that we may become a “pension-held REIT.”

Taxation of Non-U.S. Holders

The rules governing U.S. federal income taxation of non-U.S. holders of our securities are complex. A “non-U.S. holder” means a holder that is not a U.S. holder, as defined above, and is not an entity treated as a partnership for U.S. federal income tax purposes. This section is only a summary of such rules as they apply to non-U.S. holders of our stock; a summary of such rules as they apply to non-U.S. holders of our debt securities is discussed below under “— Holders of Debt Securities.” We urge non-U.S. holders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our stock, including any reporting requirements.

The portion of a distribution that is received by a non-U.S. holder that we cannot designate as a capital gain dividend and that is payable out of our current or accumulated earnings and profits will be subject to U.S. income tax withholding at the rate of 30% on the gross amount of any such distribution paid unless either:

•	a lower treaty rate applies and the non-U.S. holder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

If a distribution is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. holders are taxed with respect to such distributions. A non-U.S. holder that is a corporation also may be subject to the 30% branch profits tax with respect to a distribution treated as effectively connected with its conduct of a U.S. trade or business, unless reduced or eliminated by a tax treaty.

Except as described in the following paragraph, a non-U.S. holder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. holder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock, if the non-U.S. holder otherwise would be subject to tax on gain from the sale or disposition of its stock, as described below. If we cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we will treat the entire amount of any distribution as a taxable dividend. However, a non-U.S. holder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

If our stock constitutes a United States real property interest, as defined below, unless we are a “domestically-controlled REIT,” as defined below or the distribution is with respect to a class of our stock regularly traded on an established securities market located in the United States and the non-U.S. holder does not own more than 5% of such class of stock at any time during the taxable year within which the distribution is received, we must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we may withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. holder may incur tax on distributions that are attributable (or deemed so attributable pursuant to applicable Treasury regulations) to gain from our sale or exchange of “United States real property interests” under special provisions of the federal income tax laws referred to as “FIRPTA.” The term “United States real property interests” includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property. Under those rules, a non-U.S. holder is taxed on distributions attributable (or deemed attributable) to gain from sales of United States real property interests as if such gain were effectively connected with a United States business of the non-U.S. holder. A non-U.S. holder thus would be taxed on such a distribution at the normal rates, including applicable capital gains rates, applicable to U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Except as described below with respect to regularly traded stock, we must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. holder may receive a credit against its tax liability for the amount we withhold. Any distribution with respect to any class of stock which is regularly traded on an established securities market located in the United States, such as our stock, shall not be treated as gain recognized from the sale or exchange of a United States real property interest if the non-U.S. holder did not own more than 5% of such class of stock at any time during the taxable year within which the distribution is received. The distribution will be treated as an ordinary dividend to the non-U.S. holder and taxed as an ordinary dividend that is not a capital gain. A non-U.S. holder is not required to file a U.S. federal income tax return by reason of receiving such a distribution, and the branch profits tax no longer applies to such a distribution. However, the distribution will be subject to U.S. federal income tax withholding as an ordinary dividend as described above.

Any distribution that is made by a REIT that would otherwise be subject to FIRPTA because the distribution is attributable to the disposition of a United States real property interest shall retain its character as FIRPTA income when distributed to any regulated investment company or other REIT, and shall be treated as if it were from the disposition of a United States real property interest by that regulated investment company or other REIT. A “wash sale” rule is also applicable to transactions involving certain dispositions of REIT stock to avoid FIRPTA tax on dispositions of United States real property interests.

A non-U.S. holder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our stock as long as we are a “domestically-controlled REIT.” A domestically-controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. holders. We cannot assure you that that test will be met. However, a non-U.S. holder that owned, actually or constructively, 5% or less of our stock at all times during a specified testing period will not incur tax under FIRPTA with respect to any such gain if the stock is “regularly traded” on an established securities market. To the extent that our stock is regularly traded on an established securities market, a non-U.S. holder will not incur tax under FIRPTA unless it owns more than 5% of our stock. If the gain on the sale of the stock were taxed under FIRPTA, a non-U.S. holder would be taxed in the same manner as U.S. holders with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. holder generally will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his capital gains.

Information Reporting Requirements and Backup Withholding

Generally, information reporting will apply to payments of distributions on our stock, and backup withholding may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

The payment of the proceeds from the disposition of our stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the stockholder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. holder of our stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. holder’s foreign status and has no actual knowledge to the contrary. Any amount withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against such stockholder’s U.S. federal income tax liability (which might entitle such stockholder to a refund), provided that the required information is furnished to the IRS.

Applicable Treasury Regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payer. Because the application of these Treasury Regulations varies depending on the stockholder’s particular circumstances, you are urged to consult your tax advisor regarding the information reporting requirements applicable to you.

Tax Aspects of Our Investments in the Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in the Partnerships. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships. We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. Each Partnership intends to be classified as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) for federal income tax purposes, and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% gross income test, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the private placement exclusion.

We have not requested, and do not intend to request, a ruling from the IRS that the Partnerships will be classified as partnerships (or disregarded entities, if the entity has only one owner or member) for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership or a disregarded entity, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “Federal Income Tax Consequences of Our Status as a REIT — Income Tests” and “— Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “Federal Income Tax Consequences of Our Status as a REIT — Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and Their Partners

Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income, gains, losses, deductions, and credits among partners, such allocations will be disregarded for federal income tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gains, losses, deductions, and credits are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Contributed Properties. Income, gains, losses, deductions, and credits attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Treasury regulations require partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outline several reasonable allocation methods.

Under our operating partnership’s partnership agreement, depreciation or amortization deductions of the operating partnership generally will be allocated among the partners in accordance with their respective interests in the operating partnership, except to the extent that the operating partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions. In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to the operating partnership will be specially allocated to the contributing partners to the extent of any built-in gain or loss with respect to such property for federal income tax purposes.

Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in the operating partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to the operating partnership;

•	increased by our allocable share of the operating partnership’s income and gains and our allocable share of indebtedness of the operating partnership; and

•

reduced, but not below zero, by our allocable share of the operating partnership’s losses, deductions and credits and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of the operating partnership.

If the allocation of our distributive share of the operating partnership’s loss would reduce the adjusted tax basis of our partnership interest in the operating partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the operating partnership’s distributions, or any decrease in our share of the indebtedness of the operating partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to the Operating Partnership. To the extent that the operating partnership acquires its hotels in exchange for cash, its initial basis in such hotels for federal income tax purposes generally was or will be equal to the purchase price paid by the operating partnership. The operating partnership depreciates such depreciable hotel property under either the modified accelerated cost recovery system of depreciation (“MACRS”) or the alternative depreciation system of depreciation (“ADS”). The operating partnership uses MACRS for furnishings and equipment. Under MACRS, the operating partnership generally depreciates such furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, the operating partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. The operating partnership uses ADS for buildings and improvements. Under ADS, the operating partnership generally depreciates such buildings and improvements over a 40-year recovery period using a straight-line method and a mid-month convention.

To the extent that the operating partnership acquires hotels in exchange for its units of limited partnership interest, its initial basis in each hotel for federal income tax purposes should be the same as the transferor’s basis in that hotel on the date of acquisition. Although the law is not entirely clear, the operating partnership generally depreciates such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The operating partnership’s tax depreciation deductions are allocated among the partners in accordance with their respective interests in the operating partnership, except to the extent that the operating partnership is required under the federal income tax laws to use a method for allocating depreciation deductions attributable to the hotels or other contributed properties that results in our receiving a disproportionately large share of such deductions.

Sale of a Partnership’s Property

Generally, any gain realized by us or a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “Federal Income Tax Consequences of Our Status as a REIT — Income Tests.” We, however, do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Redemption and Conversion of Preferred Stock

Cash Redemption of Preferred Stock

A redemption of preferred stock will be treated for federal income tax purposes as a distribution taxable as a dividend (to the extent of our current and accumulated earnings and profits), unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. Such a redemption will be treated as a sale or exchange if it (i) is “substantially disproportionate” with respect to the holder (which will not be the case if only non-voting preferred stock is redeemed), (ii) results in a “complete termination” of the holder’s equity interest in us, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code.

In determining whether any of these tests has been met, shares of our common stock and preferred stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of our common stock and preferred stock actually owned by the holder, must generally be taken into account. If a holder of preferred stock owns (actually and constructively) no shares of our outstanding common stock or an insubstantial percentage thereof, a redemption of shares of preferred stock of that holder is likely to qualify for sale or exchange treatment because the redemption would be “not essentially equivalent to a dividend.” However, the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of preferred stock depends upon the facts and circumstances at the time the determination must be made. We urge prospective holders of preferred stock to consult their own tax advisors to determine such tax treatment.

If a redemption of preferred stock is not treated as a distribution taxable as a dividend to a particular holder, it will be treated as a taxable sale or exchange by that holder. As a result, the holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits) and (ii) the holder’s adjusted tax basis in the shares of the preferred stock. Such gain or loss will be capital gain or loss if the shares of preferred stock were held as a capital asset, and will be long-term gain or loss if such shares were held for more than one year. If a redemption of preferred stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder, and the holder’s adjusted tax basis in the redeemed shares of the preferred stock will be transferred to the holder’s remaining shares of our stock. If the holder owns no other shares of our stock, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

Conversion of Preferred Stock into Common Stock

In general, no gain or loss will be recognized for federal income tax purposes upon conversion of the preferred stock solely into shares of common stock. The basis that a stockholder will have for tax purposes in the shares of common stock received upon conversion will be equal to the adjusted basis for the stockholder in the shares of preferred stock so converted, and provided that the shares of preferred stock were held as a capital asset, the holding period for the shares of common stock received would include the holding period for the shares of preferred stock converted. A stockholder will, however, generally recognize gain or loss on the receipt of cash in lieu of fractional shares of common stock in an amount equal to the difference between the amount of cash received and the stockholder’s adjusted basis for tax purposes in the preferred stock for which cash was received. Furthermore, under certain circumstances, a stockholder of shares of preferred stock may recognize gain or dividend income to the extent that there are accumulated and unpaid dividends on the shares at the time of conversion into common stock.

Adjustments to Conversion Price

Adjustments in the conversion price, or the failure to make such adjustments, pursuant to the anti-dilution provisions of the preferred stock or otherwise, may result in constructive distributions to the stockholders of preferred stock that could, under certain circumstances, be taxable to them as dividends pursuant to Section 305 of the Code. If such a constructive distribution were to occur, a stockholder of preferred stock could be required to recognize ordinary income for tax purposes without receiving a corresponding distribution of cash.

Warrants

Upon the exercise of a warrant for common stock, a holder will not recognize gain or loss and will have a tax basis in the common stock received equal to the tax basis in such stockholder’s warrant plus the exercise price of the warrant. The holding period for the common stock purchased pursuant to the exercise of a warrant will begin on the day following the date of exercise and will not include the period that the stockholder held the warrant.

Upon a sale or other disposition of a warrant, a holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the holder’s tax basis in the warrant. Such a gain or loss will be long term if the holding period is more than one year. In the event that a warrant lapses unexercised, a holder will recognize a capital loss in an amount equal to his tax basis in the warrant. Such loss will be long term if the warrant has been held for more than one year.

Holders of Debt Securities

U.S. Holders

Payments of Interest. In general, except as described below under “— Original Issue Discount,” interest on debt securities will be taxable to a U.S. holder as ordinary income at the time it accrues or is received, in accordance with the U.S. holder’s regular method of accounting for United States federal income tax purposes. In general, if the terms of a debt instrument entitle a holder to receive payments other than “qualified stated interest” (generally, stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed or qualifying floating rate), such holder might be required to recognize additional interest as “original issue discount” over the term of the instrument.

Original Issue Discount. If you own debt securities issued with original issue discount (“OID”), you will be subject to special tax accounting rules, as described in greater detail below. In that case, you should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent those payments do not constitute “qualified stated interest,” as defined below. If we determine that a particular debt security will be issued with OID (an “OID debt security”), we will disclose that determination in the prospectus supplement or supplements relating to those debt securities.

A debt security with an “issue price” that is less than the “stated redemption price at maturity” (the sum of all payments to be made on the debt security other than “qualified stated interest”) generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The “issue price” of each debt security in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and the interest to be paid meets all of the following conditions:

•	it is payable at least once per year;

•	it is payable over the entire term of the debt security; and

•	it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

If we determine that particular debt securities of a series will bear interest that is not qualified stated interest, we will disclose that determination in the prospectus supplement or supplements relating to those debt securities.

If you own a debt security issued with “de minimis” OID, which is discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, you generally must include the de minimis OID in income at the time principal payments on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID that you have included in income will be treated as capital gain.

Certain of the debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at your option. OID debt securities containing those features may be subject to rules that differ from the general rules discussed herein. If you are considering the purchase of OID debt securities with those features, you should carefully examine the applicable prospectus supplement or supplements and should consult your own tax advisors with respect to those features since the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the debt securities.

If you own OID debt securities with a maturity upon issuance of more than one year you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the “constant yield method” described in the following paragraphs. This method takes into account the compounding of interest.

The amount of OID that you must include in income if you are the initial U.S. holder of an OID debt security is the sum of the “daily portions” of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which you held that debt security (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for an OID debt security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the excess, if any, of:

•

the debt security’s “adjusted issue price” at the beginning of the accrual period multiplied by its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

•	the aggregate of all qualified stated interest allocable to the accrual period.

OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a debt security at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments previously made on the debt security (other than a payment of qualified stated interest). Under these rules, you will generally have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on debt securities held by persons of record other than corporations and other exempt holders.

Floating rate debt securities are subject to special OID rules. In the case of an OID debt security that is a floating rate debt security, both the “yield to maturity” and “qualified stated interest” will be determined solely for purposes of calculating the accrual of OID as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of certain floating rate debt securities, the rate that reflects the yield to maturity that is reasonably expected for the debt security. Additional rules may apply if either:

•	the interest on a floating rate debt security is based on more than one interest index; or

•	the principal amount of the debt security is indexed in any manner.

This discussion does not address the tax rules applicable to debt securities with an indexed principal amount or other contingent payments, or debt securities that may be convertible into or exchangeable for other securities. If you are considering the purchase of floating rate OID debt securities, debt securities with indexed principal amounts or other contingent payments, or debt securities that may be convertible into or exchangeable for other securities, you should carefully examine the prospectus supplement or supplements relating to those debt securities, and should consult your own tax advisors regarding the United States federal income tax consequences to you of holding and disposing of those debt securities.

You may elect to treat all interest on any debt securities as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You must make this election for the taxable year in which you acquired the debt security, and you may not revoke the election without the consent of the IRS. If this election were to be made with respect to a debt security with market discount, you would be deemed to have made an election to currently include in income market discount with respect to all other debt instruments having market discount that you acquire during the year of the election or thereafter, as described below in “— Market Discount.” Similarly, if you make this election for a debt security that is acquired at a premium you will be deemed to have made an election to amortize bond premium with respect to all debt instruments having amortizable bond premium that you own or acquire during the year of the election or thereafter, as described below in “— Amortizable Premium.” You should consult with your own tax advisors about this election.

Market Discount. If you purchase a debt security for less than the stated redemption price of the debt security at maturity, if the debt security was issued without OID, or the adjusted issue price, if the debt security was issued with OID, the difference is considered market discount to the extent it exceeds a specified de minimis exception. Under the de minimis exception, market discount is treated as zero if the market discount is less than  1/4 of one percent of the stated redemption price of the debt security multiplied by the number of complete years to maturity from the date acquired. If you acquire a debt security at a market discount, you will be required to treat as ordinary income any partial principal payment or gain recognized on the disposition of that debt security to the extent of the market discount which has not previously been included in your income and is treated as having accrued at the time of the payment or disposition. In addition, you may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the debt security until the debt security is disposed of in a taxable transaction, unless you elect to include market discount in income as it accrues.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt security, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Amortizable Premium. If you purchase a debt security for an amount in excess of the sum of all amounts payable on the debt security after the purchase date other than qualified stated interest, you will be considered to have purchased the debt security with amortizable bond premium equal to the amount of that excess. You generally may elect to amortize the premium using a constant yield method over the remaining term of the debt security. The amount amortized in any year will be treated as a reduction of your interest income from the debt security. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the debt security. This election to amortize premium on a constant yield method will also apply to all debt obligations you hold or subsequently acquire on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

If you purchase OID debt securities for an amount that is greater than their adjusted issue price but equal to or less than the sum of all amounts payable on the debt securities after the purchase date other than payments of qualified stated interest, you will be considered to have purchased those debt securities at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to those debt securities for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

Sale, Exchange and Retirement of Debt Securities. Your tax basis in the debt securities that you beneficially own will, in general, be your cost for those debt securities increased by OID and market discount that you previously included in income, and reduced by any amortized premium and any cash payments received with respect to that debt security other than payments of qualified stated interest.

Upon your sale, exchange, retirement or other taxable disposition of the debt securities, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued and unpaid qualified stated interest that will be taxable as interest for U.S. federal income tax purposes if not previously taken into income) and your adjusted tax basis in the debt securities. Except as described above with respect to market discount with respect to gain or loss attributable to changes in exchange rates as described below with respect to foreign currency debt securities, that gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Extendible Debt Securities, Renewable Debt Securities and Reset Debt Securities. If so specified in the prospectus supplement or supplements relating to the debt securities of a series, we or you may have the option to extend the maturity of those debt securities. In addition, we may have the option to reset the interest rate, the spread or the spread multiplier.

The United States federal income tax treatment of a debt security with respect to which such an option has been exercised is unclear and will depend, in part, on the terms established for such debt securities by us pursuant to the exercise of the option. You may be treated for federal income tax purposes as having exchanged your debt securities for new debt securities with revised terms. If this is the case, you would realize gain or loss equal to the difference between the issue price of the new debt securities and your tax basis in the old debt securities.

If the exercise of the option is not treated as an exchange of old debt securities for new debt securities, you will not recognize gain or loss as a result of such exchange.

The presence of such options may also affect the calculation of OID, among other things. Solely for purposes of the accrual of OID, if we issue debt securities and have an option or combination of options to extend the term of those debt securities, we will be presumed to exercise such option or options in a manner that minimizes the yield on those debt securities. Conversely, if you are treated as having a put option, such an option will be presumed to be exercised in a manner that maximizes the yield on those debt securities. If we exercise such option or options to extend the term of those debt securities, or your option to put does not occur (contrary to the assumptions made), then solely for purposes of the accrual of OID, those debt securities will be treated as reissued on the date of the change in circumstances for an amount equal to their adjusted issue price on the date.

You should carefully examine the prospectus supplement or supplements relating to any such debt securities, and should consult your own tax advisor regarding the United States federal income tax consequences of the holding and disposition of such debt securities.

Information Reporting and Backup Withholding. In general, information reporting requirements will apply to certain payments of principal, premium, if any, redemption price, if any, OID, if any, interest and other amounts paid to you on the debt securities and to the proceeds of sales of the debt securities made to you unless you are an exempt recipient. A backup withholding tax may apply to such payments if you fail to provide a correct taxpayer identification number or certification of foreign or other exempt status or fail to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

The following is a discussion of the material U.S. federal income and estate tax consequences that generally will apply to you if you are a non-U.S. holder of debt securities.

U.S. Federal Withholding Tax. Under the “portfolio interest” rule, the 30% U.S. federal withholding tax will not apply to any payment of interest, including OID, on the debt securities, provided that:

•	interest paid on the debt securities is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of Section 871(h)(3) of the Code and related U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the debt securities is described in Section 881(c)(3)(A) of the Code;

•	the interest is not considered contingent interest under Section 871(h)(4)(A) of the Code and the related U.S. Treasury regulations; and

•

you provide your name and address on an IRS Form W-8BEN (or successor form), and certify, under penalty of perjury, that you are not a U.S. person or (2) you hold your debt securities through certain foreign intermediaries, and you satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification rules apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest, including OID, made to you will be subject to the 30% U.S. federal withholding tax (which will be deducted from such interest payments by the paying agent), unless you provide us with a properly executed:

•	IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in the rate of withholding under the benefit of an applicable tax treaty; or

•

IRS Form W-8ECI (or successor form) stating that interest paid on the debt securities is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States as discussed below.

Special certification rules apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. The 30% U.S. federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other taxable disposition of any of the debt securities.

U.S. Federal Income Tax. If you are engaged in a trade or business in the United States and interest, including OID, on the debt securities is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest, including OID, on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements discussed above are satisfied) in the same manner as if you were a U.S. person as defined in the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest, including OID, on debt securities will be included in your earnings and profits.

Any gain realized on the disposition of debt securities generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with your conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment; or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

U.S. Federal Estate Tax. Your estate will not be subject to U.S. federal estate tax on the debt securities beneficially owned by you at the time of your death, provided that any payment to you on the debt securities, including OID, would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest” rule described above under “— U.S. Federal Withholding Tax,” without regard to the certification requirement described in the sixth bullet point of that section.

Information Reporting and Backup Withholding. Generally, we must report to the IRS and to you the amount of interest, including OID, on the debt securities paid to you and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, backup withholding will not apply to payments that we make or any of our paying agents (in its capacity as such) makes to you if you have provided the required certification that you are a non-U.S. holder as described above and provided that neither we nor any of our paying agents has actual knowledge or reason to know that you are a U.S. holder (as described above).

In addition, you will not be subject to backup withholding and information reporting with respect to the proceeds of the sale of debt securities within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the certification described above and does not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional U.S. Federal Income Tax Withholding Rules. Additional U.S. federal income tax withholding rules apply to certain payments made to foreign financial institutions and certain other non-U.S. entities. A withholding tax of 30% would apply to the following payments to certain foreign entities unless various withholding and information reporting requirements are satisfied: (i) interest payments paid after December 31, 2013 on our debt securities issued after March 18, 2012 and dividends on our stock paid after December 31, 2013, and (ii) the gross proceeds paid after December 31, 2014 of a disposition of our debt securities issued after March 18, 2012 and the gross proceeds of a disposition of our stock paid after December 31, 2014. Proposed regulations not yet in effect would, if adopted, extend the grandfathering date of March 18, 2012 for debt securities to January 1, 2013. For these purposes, a foreign financial institution generally is defined as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) as a substantial portion of its business, holds financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. Prospective investors are urged to consult their tax advisors regarding the implications of these rules with respect to their investment in our stock and debt securities as well as the status of any related federal regulations.

Taxable REIT Subsidiaries

As described above, we own 100% of the stock of several TRSs. A TRS is a fully taxable corporation for which a TRS election is properly made. A TRS may lease hotels from us under certain circumstances, provide services to our tenants, and perform activities unrelated to our tenants, such as third-party management, development, and other independent business activities. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other assets that are not qualifying assets for purposes of the 75% asset test.

A TRS may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. However, rents received by us from a TRS pursuant to a hotel lease will qualify as “rents from real property” as long as the hotel is operated on behalf of the TRS by a person who satisfies the following requirements:

•	such person is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the TRS;

•	such person does not own, directly or indirectly, more than 35% of our stock;

•	no more than 35% of such person is owned, directly or indirectly, by one or more persons owning 35% or more of our stock; and

•	we do not directly or indirectly derive any income from such person.

A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and us or our tenants that are not conducted on an arm’s-length basis.

We have formed and made a timely election with respect to our TRSs, which lease each of our properties not owned by a TRS. Additionally, we may form or acquire additional TRSs in the future.

State and Local Taxes

We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in our securities.

PLAN OF DISTRIBUTION

The common shares, preferred shares, debt securities, warrants and rights may be sold:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents; or

•	to investors directly in negotiated sales or in competitively bid transactions.

The prospectus supplement for each series of securities we sell will describe that offering, including:

•	the name or names of any underwriters;

•	the purchase price, the proceeds from that sale and the expected use of such proceeds;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Underwriters

If underwriters are used in the sale, we will execute an underwriting agreement with the underwriters relating to the securities that we will offer. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions. The underwriters will be obligated to purchase all of the offered securities if any are purchased.

The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We also may sell the securities in connection with a remarketing upon their purchase, in connection with a redemption or repayment, by a remarketing firm acting as principal for its own account or as our agent. Remarketing firms may be deemed to be underwriters in connection with the securities that they remarket.

We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us, at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

Agents

We may also sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to any such agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

Direct Sales

We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

No Assurance of Liquidity

The securities offered hereby may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

EXPERTS

The consolidated financial statements of Ashford Hospitality Trust, Inc. and subsidiaries appearing in its Annual Report (Form 10-K) for the year ended December 31, 2011 (including schedules appearing therein), and the effectiveness of Ashford Hospitality Trust, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of PIM Highland Holding LLC and subsidiaries appearing in Ashford Hospitality Trust, Inc. and subsidiaries’ Annual Report (Form 10-K) for the year ended December 31, 2011, as amended by the Form 10-K/A filed with the SEC on March 26, 2012, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The audited historical financial statements of the Highland Hospitality Hotels included in Exhibit 99.1 of our Current Report on Form 8-K/A, filed on April 6, 2011, have been incorporated by reference herein in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed upon for us by Andrews Kurth LLP, Dallas, Texas. In addition, the description of federal income tax consequences contained in the section of the prospectus entitled “Federal Income Tax Consequences of Our Status as a REIT” is based on the opinion of Andrews Kurth LLP. Certain Maryland law matters in connection with this offering will be passed upon for us by Hogan Lovells US LLP. Andrews Kurth LLP will rely on the opinion of Hogan Lovells US LLP as to all matters of Maryland law. The wife of Mr. David Kimichik, our Chief Financial Officer, is a partner at Andrews Kurth LLP.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy any materials that we file with the SEC without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549-1090. Information about the operation of the public reference room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0300. Also, the SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Ashford, that file electronically with the SEC. The public can obtain any documents that we file with the SEC at www.sec.gov.

We also make available free of charge on or through our internet website (www.ahtreit.com) our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and our securities, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to in this prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to other documents that we file with the SEC. These incorporated documents contain important business and financial information about us that is not included in or delivered with this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the offering of securities covered by this prospectus is complete, including, but not limited to, after the date of the initial registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement:

•	our annual report on Form 10-K for the year ended December 31, 2011, as amended by Form 10-K/A filed with the SEC on March 26, 2012;

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2012;

•	the information set forth in Item 9.01 of our current report on Form 8-K filed with the SEC on March 14, 2011, as amended by Form 8-K/A filed with the SEC on April 6, 2011; and

•	our current reports on Form 8-K filed with the SEC on February 28, 2012 (the reports filed pursuant to Items 1.01, 2.03 and 5.02) and March 2, 2012.

You may obtain copies of these documents at no cost by writing or telephoning us at the following address:

Investor Relations

Ashford Hospitality Trust, Inc.

14185 Dallas Parkway, Suite 1100

Dallas, Texas 75254

(972) 490-9600

11,000,000 Shares

Common Stock

PROSPECTUS    SUPPLEMENT

BofA Merrill Lynch

Deutsche Bank Securities

Morgan Stanley

KeyBanc Capital Markets

Credit Agricole CIB

Credit Suisse

Baird

Stifel

Cantor Fitzgerald & Co.

JMP Securities

MLV & Co.

June 20, 2013